             FIRST UNION CORPORATION
                AND SUBSIDIARIES


         Second Quarter Financial Supplement



                 THREE MONTHS ENDED
                   JUNE 30, 1994

             FIRST UNION CORPORATION
                 AND SUBSIDIARIES

       SECOND QUARTER FINANCIAL SUPPLEMENT
         THREE MONTHS ENDED JUNE 30, 1994
                   (Unaudited)



TABLE OF CONTENTS

                                                                     Page
Selected Financial Data . . . . . . . . . . . . . . . . . . . . . .    1
Management's Analysis of Operations . . . . . . . . . . . . . . . .    2
Consolidated Summaries of Income and Per Share Data . . . . . . . .  T-1
Noninterest Income  . . . . . . . . . . . . . . . . . . . . . . . .  T-2
Noninterest Expense . . . . . . . . . . . . . . . . . . . . . . . .  T-2
Internal Capital Growth and Dividend Payout Ratios  . . . . . . . .  T-3

Selected Quarterly Data . . . . . . . . . . . . . . . . . . . . . .  T-4
Growth through Acquisitions . . . . . . . . . . . . . . . . . . . .  T-5
Securities Available for Sale . . . . . . . . . . . . . . . . . . .  T-6
Investment Securities . . . . . . . . . . . . . . . . . . . . . . .  T-7
Loans . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  T-8
Allowance for Loan Losses and Nonperforming Assets  . . . . . . . .  T-9
Intangible Assets . . . . . . . . . . . . . . . . . . . . . . . . . T-10

Southeast Banks Segregated Assets . . . . . . . . . . . . . . . . . T-11
Allowance for Foreclosed Properties . . . . . . . . . . . . . . . . T-12
Deposits  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . T-13
Time Deposits in Amounts of $100,000 or More  . . . . . . . . . . . T-13
Long-Term Debt  . . . . . . . . . . . . . . . . . . . . . . . . . . T-14
Changes in Stockholders' Equity . . . . . . . . . . . . . . . . . . T-15

Capital Ratios  . . . . . . . . . . . . . . . . . . . . . . . . . . T-16
Interest Rate Gap . . . . . . . . . . . . . . . . . . . . . . . . . T-17
Off-Balance Sheet Derivative Financial Instruments  . . . . . . . . T-18
Off-Balance Sheet Derivatives-Expected Maturities . . . . . . . . . T-20
Off-Balance Sheet Derivatives Activity  . . . . . . . . . . . . . . T-21
Net Interest Income Summaries
   Five Quarters Ended June 30, 1994  . . . . . . . . . . . . . . . T-22

   Year-to-date June 30, 1994 and 1993; December 31 and
    September 30, 1993  . . . . . . . . . . . . . . . . . . . . . . T-24
Consolidated Balance Sheets
   Five Quarters Ended June 30, 1994  . . . . . . . . . . . . . . . T-26
Consolidated Statements of Income . . . . . . . . . . . . . . . . . T-27
Consolidated Statements of Cash Flows . . . . . . . . . . . . . . . T-28

                   SELECTED FINANCIAL DATA


                                               Three Months Ended   Six Months Ended
                                                     June 30,            June 30,

Per Common Share Data                            1994      1993      1994      1993

  Net income applicable to common stockholders   $1.32     1.32       2.59      2.49

  Cash dividends . . . . . . . . . . .             .40      .35        .80       .70

  Book value . . . . . . . . . . . . .           30.26    27.27      30.26     27.27

  Quarter-end price  . . . . . . . . .          $46.125   48.50      46.125    48.50

Financial Ratios

  Return on average assets (a)(b)  . . .          1.28%    1.39       1.28      1.34

  Return on average common stockholders'
     equity (a)(c)   . . . . . . . . . .         17.53    19.93      17.53     19.19

  Net interest margin(a)  . . . . . . .           4.78     4.92       4.78      4.96

  Net charge-offs to average loans, net (a)        .27      .69        .27       .65

Allowance for loan losses to:
  Loans, net  . . . . . . . . . . .               2.06     2.26       2.06      2.26
  Nonaccrual and restructured loans                192      110        192       110
  Nonperforming assets  . . . . . .                152       81        152        81

Nonperforming assets to loans, net and
  foreclosed properties . . . . . .               1.35     2.75       1.35      2.75

Stockholders' equity to assets . . .              7.42     6.76       7.42      6.76

Tier 1 capital to risk-weighted assets            9.30     7.97       9.30      7.97

Dividend payout ratio on common shares           30.30%   26.52      30.89     28.11


Certain ratios related to nonperforming assets, net charge-offs and the loan loss provision were favorably affected because the Southeast Banks segregated assets portfolio has not been included in the calculation of these ratios.
(a) Quarterly and six month amounts annualized.
(b) Based on net income.
(c) Based on net income applicable to common stockholders and average common stockholders' equity excluding 1994 average net unrealized gains or losses on debt and equity securities.

            MANAGEMENT'S ANALYSIS OF OPERATIONS


EARNINGS HIGHLIGHTS

      First Union's earnings applicable to common stockholders increased to $440 million in the first half of 1994 from $414 million in the first half of 1993. On a per common share basis, earnings in the first half of 1994 increased to $2.59 from $2.49 in the first half of 1993.

      Second quarter 1994 net income applicable to common stockholders was $223 million, or $1.32 per share, compared with $221 million, or $1.32 per share, in the same quarter a year ago. The second quarter of 1994 included $18 million of gains on assets held for sale and the second quarter of 1993 included merchant banking gains of $44 million, or 16 cents per share after tax.

      Key factors during the first half of 1994, in addition to the impact of the consolidation of our 1993 acquisitions included:
      (diamond) Loan growth of $2.2 billion since year-end 1993; (diamond) Continued growth in net interest income; and (diamond) Continued improvement in credit quality, including a 28 percent, or $254 million, reduction in nonperforming assets since year-end 1993 and low charge-offs.

      The first half of 1993 included the purchase accounting acquisitions of Georgia Federal Bank, FSB, from June 12, 1993, and First American Metro Corp. from June 23, 1993. Additionally, the pooling of interests accounting acquisitions of Dominion, Georgia Federal and DFSoutheastern were completed in the first quarter of 1993.

      Also during the second quarter of 1994, First Union announced a 15 percent increase in its common stock dividend to 46 cents per share, or $1.84 on an annualized basis. This represents the 18th consecutive year that First Union has increased its dividend. First Union, including its predecessor Union National Bank, has paid a dividend every year since 1914.

      Domestic banking operations, including trust operations, located in North and South Carolina, Georgia, Florida, Maryland,
      Tennessee, Virginia and Washington, D.C., and mortgage banking operations are our principal sources of revenues. Foreign banking operations are immaterial.

      The Net Interest Income section provides information about lost interest income related to nonaccrual and restructured loans and the Asset Quality section includes further information about the loan loss provision.

Outlook
      With good loan growth and profitability in the first half of 1994, we are optimistic about future trends. Throughout the rest of 1994, we will continue to make strategic investments to strengthen our commercial and consumer banking operations and to leverage our extensive branch network.

      Well under way is a strategic initiative in the Capital Markets arena that broadens First Union's ability to offer products and services such as loan syndications, private placements and merger and acquisition assistance. In addition, First Union is streamlining the commercial lending process to become more responsive to customers' needs.

      First Union's mutual funds initiative, which includes licensing two employees in most branches to sell mutual funds, was enhanced with the acquisition of the investment adviser to the Evergreen Funds, a nationally recognized family of mutual funds. This acquisition is discussed below.

      In addition, initiatives in the credit card and home equity areas showed significant results in the second quarter.

      First Union completed two pooling of interests acquisitions during the second quarter of 1994: American Bancshares, Inc. on May 31 and Lieber & Co., the investment adviser to the Evergreen Funds, on June 30.

      American Bancshares, Inc., the parent corporation of American Commercial Savings Bank, Inc., SSB, had assets of $211 million on May 31, 1994, and was based in Monroe, North Carolina. In this acquisition, we issued 518,415 shares of First Union common stock in exchange for all of the outstanding shares of American Bancshares, Inc., common and preferred stock. The transaction value was $24 million.

      Lieber is the investment management firm for the Evergreen Funds, a $3.4 billion family of mutual funds at June 30, 1994, with headquarters in Purchase, New York. In this acquisition, we issued
      3.1 million shares of First Union common stock. The transaction value was $145 million. Because the $3.4 billion of assets represent assets under management by Lieber & Co., rather than assets owned by Lieber, these assets are not included in First Union's balance sheet.

      On August 1, 1994, First Union completed the acquisition of BancFlorida Financial Corporation, the parent company of BancFlorida, a Federal Savings Bank, which had assets of $1.6 billion at June 30, 1994, and was based in Naples, Florida. This acquisition will be accounted for as a purchase. First Union issued 4 million shares in this acquisition and the transaction value was $181 million. In conjunction with this acquisition, since year-end 1993, we have repurchased 4 million shares of First Union common stock in the open market at a cost of $175 million and subsequently retired those shares. In addition, the board of directors has authorized the repurchase from time to time of up to 13 million additional shares of common stock.

      During the fourth quarter of 1994, we expect to complete the acquisitions of Home Federal Savings Bank of Washington, D.C., and certain deposits and assets of Chase Manhattan Bank of Florida, N.A., and Great Western Bank, FSB.

      Home Federal had assets of $232 million at June 30, 1994. Under terms of this agreement, Home Federal stockholders will receive
      .4835 shares of First Union common stock for each share of Home Federal common stock, subject to adjustment under certain conditions. The acquisition is expected to be accounted for as a pooling of interests, and based on the above exchange ratio and the price of First Union stock on June 30, 1994, would have a transaction value of $25 million.

      In the Chase Manhattan transaction, First Union expects to acquire approximately $824 million of deposits from the six branches of Chase Manhattan in Florida and approximately $11 million of consumer loans and mortgages. Under the terms of the agreement, First Union will pay Chase Manhattan a 7 percent premium of the average deposit balances during a specified period before completion of the acquisition. Based on deposits on June 30, 1994, this represents a transaction value of approximately $58 million.

      In the Great Western transaction, First Union expects to acquire approximately $1.0 billion of deposits from 31 branches of Great Western in Florida and approximately $3 million of consumer loans. Under the terms of the agreement, First Union will pay Great Western a 7.25 percent premium of the average deposit balances during a specified period before completion of the acquisition. Based on deposits on July 31, 1994, this represents a deposit premium of approximately $75 million.

      Consummation of these pending acquisitions is subject to certain stockholder and regulatory approvals, and other conditions of closing. We expect these pending acquisitions to have a minor impact on 1994 and 1995 earnings and to be positive to earnings within twelve months of consummation.

      We continue to be alert to opportunities to enhance stockholder value, especially in view of legislation introduced in the United States Congress and legislative actions in several Southeastern states that, under certain conditions, would permit the corporation to acquire banking organizations throughout the nation. We are evaluating acquisition opportunities, and teams of experienced bankers from all areas of the corporation frequently conduct due diligence activities in connection with possible acquisitions.

      As a result, acquisition discussions and in some cases negotiations frequently take place, and future acquisitions involving cash, debt or equity securities may be expected. Acquisitions typically involve the payment of a premium over book and market values. Some dilution of First Union's book value and net income per common share may occur in connection with any future acquisitions.

      The Accounting and Regulatory Matters section provides information about various other legislative, accounting and regulatory matters that have recently been adopted or proposed.


NET INTEREST INCOME

      Tax-equivalent net interest income, the largest contributor to earnings, was $1.53 billion in the first half of 1994, compared with $1.40 billion in the first half of 1993. Tax-equivalent net interest income in the second quarter of 1994 was a record $775 million, compared with $708 million in the second quarter of 1993.

      Nonperforming loans reduced interest income because the contribution from these loans is eliminated or sharply reduced. In the first half of 1994, $31 million in gross interest income would have been recorded if all nonaccrual and restructured loans had been current in accordance with their original terms and had been outstanding throughout the period or since origination, if held for part of the period. The amount of interest income related to these assets and included in income in the first half of 1994 was $4 million. However, a $254 million decrease in nonperforming assets from the fourth quarter of 1993 reduced the negative impact to interest income in the first half of 1994.

Net Interest Margin
      The net interest margin, which is the difference between the tax-equivalent yield on earning assets and the rate paid on funds to support those assets, was 4.78 percent in the first half of 1994, compared with 4.96 percent in the same period a year ago. The margin was 4.78 percent in the second quarter of 1994, compared with 4.79 percent in the first quarter of 1994 and 4.92 percent in the second quarter of 1993. The margin decline from the first half of 1993 primarily resulted from the addition of acquired banks and thrifts with lower margins; the addition of short-term securities, which contribute to net interest income although they reduce the margin; and the impact of refinancing activity. Our goal is to continue increasing net interest income, which has increased for 19 consecutive quarters.


      The average rate earned on earning assets was 7.68 percent in the first half of 1994, compared with 8.00 percent in the first half of 1993. The average rate paid on interest-bearing liabilities was
      3.41 percent in the first half of 1994 and 3.50 percent in the first half of 1993.

      We use securities and off-balance sheet transactions to manage interest rate sensitivity. More information on these transactions is included in the Interest Rate Risk Management section.

NONINTEREST INCOME

      Developing new sources of fee income has been one of our key long-term strategies for dealing with increased competition from nonbanking companies and other changes taking place in the financial services industry.

      Noninterest income was $554 million in the first half of 1994, compared with $582 million in the first half of 1993. Noninterest income in the second quarter of 1994 was $274 million, compared with $310 million in the second quarter a year ago. The first half of 1994 included a decrease in mortgage banking revenues, reflecting an industry-wide trend. It also included gains on assets held for sale of $35 million, compared with merchant banking gains of $49 million in the first half of 1993.

Trading Activities
      Trading activities are undertaken primarily to satisfy customers' risk management and investment needs. Additionally, trading is done for the corporation's own account. All trading activities are conducted within risk limits established by the corporation's Funds Management Committee.

      At June 30, 1994, trading account assets were $933 million, compared with $652 million at year-end 1993. These assets are carried at market value.

NONINTEREST EXPENSE

      Noninterest expense was $1.29 billion during the first half of 1994, compared with $1.17 billion during the first half of 1993. The increase includes personnel, advertising, automation and other expenses related to our credit card, mutual fund, and capital markets initiatives undertaken to improve prospects for revenue growth.

      Noninterest expense was $651 million in the second quarter of 1994, compared with $688 million in the fourth quarter of 1993 and $591 million in the second quarter of 1993. The decline in expenses from the fourth quarter of 1993 reflects the assimilation of the five 1993 acquisitions into First Union and other acquisition-related efficiencies, and a decline in credit-related costs. Costs related to environmental matters were not material.

SECURITIES AVAILABLE FOR SALE

      Securities available for sale are used as a part of the corporation's interest rate risk management strategy and may be sold in response to changes in interest rates, changes in prepayment risk, the need to increase regulatory capital ratios and other factors. In accordance with the adoption of Statement of Financial Accounting Standards No. 115, we began accounting for debt and equity securities on a market value basis as of January 1, 1994.

      At June 30, 1994, we had securities available for sale with a market value of $9.7 billion, compared with a market value of $11.9 billion at year-end 1993. The market value of securities available for sale was $199 million below amortized costs at the end of the second quarter of 1994. As a result a $124 million after-tax unrealized loss was recorded as a reduction of stockholders' equity at June 30, 1994. Table 7 provides information related to unrealized gains and losses and realized gains and losses on these securities.

      The average rate earned on securities available for sale in the first half of 1994 was 5.27 percent, compared with 5.08 percent in the first half of 1993. The average maturity of the portfolio was
      3.17 years at June 30, 1994.

      The Accounting And Regulatory Matters section provides additional information related to the accounting for debt and equity securities.

INVESTMENT SECURITIES

      First Union's investment securities amounted to $3.0 billion at June 30, 1994, compared with $2.7 billion at year-end 1993.

      The average rate earned on investment securities in the first half of 1994 was 9.03 percent, compared with 7.35 percent in the first half of 1993. The average maturity of the portfolio was 5.69 years at June 30, 1994. First half 1994 rates and maturities reflect the reclassification of securities to the available for sale portfolio at year-end 1993 to better support our current interest rate risk management strategy.

      The Accounting And Regulatory Matters section provides information related to the accounting for debt and equity securities.

LOANS

      Our lending strategy stresses quality growth, diversified by product, geography and industry. A common credit underwriting structure is in place throughout the company, and a special real estate credit group reviews large commercial real estate loans before approval. Consistent with our long-time standard, we generally look for two repayment sources for commercial real estate loans: cash flows from both the project itself and the borrower.

      Our commercial lenders focus principally on middle-market companies. A majority of our commercial loans range from $50,000 to $10 million. We offer a broad range of financial products and services to meet our customers' needs, including access to sources of capital and creative financing solutions for our corporate and commercial customers.

      Our consumer lenders emphasize credit judgments that focus on a customer's debt obligations, ability and willingness to repay, and general economic trends.

      Net loans at June 30, 1994 were $48.9 billion, compared with $46.9 billion at year-end 1993. Consumer loan growth largely reflected strength in direct lending (loans made directly to individual customers through the bank and First Union Home Equity branches) and indirect lending (loans made through third parties, such as auto dealerships) and our credit card initiative. Commercial loan growth came primarily from Florida, North Carolina and the Capital Markets Group.

      The loan portfolio at June 30, 1994, was composed of 46 percent in commercial loans and 54 percent in consumer loans. The portfolio mix has not changed significantly from year-end 1993.

      At June 30, 1994, unused loan commitments related to commercial and consumer loans were $11.6 billion and $8.5 billion, respectively. Commercial and standby letters of credit were $1.7 billion.

      At June 30, 1994, loan participations sold to other lenders amounted to $1.2 billion and were recorded as a reduction of gross loans.

      The average rate earned on loans in the first half of 1994 was
      8.40 percent, compared with 8.72 percent in the first half of 1993. The average prime rate in the first half of 1994 was 6.46 percent, compared with 6.00 percent in the first half of 1993.

      The Asset Quality section provides information about geographic exposure in the loan portfolio and a loss-sharing arrangement with the Federal Deposit Insurance Corporation (FDIC) covering the Southeast Banks commercial and consumer loan portfolios acquired from the FDIC in 1991.


Commercial Real Estate Loans
      Commercial real estate loans amounted to 15 percent of the total portfolio at June 30, 1994, and 16 percent at December 31, 1993. This portfolio included commercial real estate mortgage loans of $5.7 billion at June 30, 1994, and $5.8 billion at December 31, 1993.

Highly Leveraged Transactions
      An HLT loan generally is defined as a loan amounting to more than $20 million involving a buyout, acquisition or recapitalization of an existing business, in which the loan substantially increases a company's debt to equity ratio. At June 30, 1994, outstanding HLT loans amounted to $742 million, compared with $786 million at December 31, 1993.

ASSET QUALITY

      The following portion of the asset quality discussion is divided into two sections to reflect the loss-sharing arrangement between First Union and the FDIC in connection with the September 1991 Southeast Banks transaction.

      The first section relates to First Union's nonperforming assets, past due loans, net charge-offs and loan loss allowance, excluding those related to acquired Southeast Banks nonperforming assets. The acquired First American segregated assets discussed separately in previous reporting periods are no longer material for disclosure purposes and are included in the other assets caption in the balance sheet.

      The second section relates solely to the same categories mentioned above segregated for the acquired Southeast Banks loan portfolio. Certain ratios related to First Union's nonperforming assets and net charge-offs have been favorably affected because the Southeast Banks segregated assets portfolio has not been included in the determination of these ratios.

      Under the terms of the loss-sharing arrangement, the FDIC reimburses First Union for 85 percent of any losses associated with the acquired Southeast Banks commercial and consumer loan portfolio, except revolving consumer credit, for which reimbursement declines five percent per year to 65 percent in 1996.

      The FDIC also provides virtually cost-free funding for the acquired Southeast Banks nonperforming assets. This was initially accomplished through five-year revolving notes issued by First Union. Since the first quarter of 1992, in accordance with the FDIC assistance agreements, the FDIC has been paying a market rate of interest on the amount of additions to Southeast Banks segregated assets.

First Union Nonperforming Assets
      Nonperforming assets declined to their lowest level in five years at June 30, 1994, to $662 million, or 1.35 percent of net loans and foreclosed properties, compared with $916 million, or 1.95 percent, at December 31, 1993.

                        Quarterly Nonperforming Assets By Business Unit*

              (Dollars in millions)     2Q94    1Q94  4Q93  3Q93  2Q93

                  Florida               $283     325   347   471   529
                  North Carolina          57      64    81    92   103
                  Georgia                 91     119   134   223   208
                  Virginia                93     118   161   184   180
                  South Carolina          38      41    43    51    57
                  Tennessee               10      13    29    36    32
                  Maryland                18      28    29    23    23
                  Washington, D.C.        12      17     9     8     7
                  Other units**           60      71    83   122   134
                     Total              $662     796   916 1,210 1,273
                  * Excludes acquired Southeast Banks segregated assets.
                 ** First Union Mortgage Corporation, First Union Home Equity
                    Corporation, Capital Markets Group and other units.


Loans or
properties of less
than $5 million
each made up 88
percent, or $585
million, of
nonperforming
assets at June
30, 1994. Of the
rest:

(diamond) 5 loans or
properties
between $5
million and $10
million each
accounted for
$32 million; and
(diamond) Three loans or
properties over
$10 million each accounted for $45 million.


      Seventy-five percent of nonperforming assets were collateralized by real estate at June 30, 1994, compared with 71 percent at year-end 1993.

First Union Past Due Loans
      In addition to these nonperforming assets, at June 30, 1994, accruing loans 90 days past due were $86 million, compared with $71 million at December 31, 1993. Of these, $8 million were related to commercial and commercial real estate loans, compared with $20 million at December 31, 1993.

First Union Net Charge-offs
      Annualized net charge-offs as a percentage of average net loans were .27 percent in the first half of 1994, compared with .65 percent in the first half of 1993.
      Annualized net charge-offs in the second quarter 1994 were .27 percent, compared with .27 percent in the first quarter of 1994, .51 percent in the fourth quarter of 1993, and .69 percent in the second quarter of 1993. Table 10 provides information on net charge-offs by category.

First Union Provision And Allowance For Loan Losses
      The loan loss provision was $50 million in the first half of 1994, compared with $122 million in the first half of 1993. The provision was $25 million in the second quarter of 1994, compared with $25 million in the first quarter of 1994 and $61 million in the second quarter of 1993. The decrease in the loan loss provision in the first half of 1994 was based primarily upon current economic conditions, lower levels of nonperforming assets, the maturity of the nonperforming assets portfolio, and current and projected levels of charge-offs.

      In addition, we establish reserves based upon various other factors, including the results of quantitative analyses of the quality of commercial loans and commercial real estate loans. Reserves for commercial and commercial real estate loans are based principally on loan grades, historical loss rates, borrowers' creditworthiness, underlying cash flows from the project itself and from borrowers, and analysis of other less quantifiable factors that might influence the portfolio. Reserves for consumer loans are based principally on delinquencies and historical loss rates. We analyze all loans in excess of $500,000 that are being monitored as potential credit problems to determine whether supplemental, specific reserves are necessary.

      For several quarters, the loan loss allowance as a percentage of net loans has declined and the allowance coverage of nonaccrual and restructured loans and nonperforming assets has increased, as indicated in Table 10. In the first half of 1994, this was primarily the result of growth in loans and a $254 million decline in nonperforming assets from December 31, 1993. These percentages exclude the acquired Southeast Banks segregated assets. The Southeast Banks Segregated Assets section provides information related to a separate $30 million allowance for losses on segregated assets.

Southeast Banks Segregated Assets
      At June 30, 1994, acquired Southeast Banks segregated assets amounted to $300 million, or $270 million net of the $30 million allowance referred to above, compared with $380 million, or $347 million net of a $33 million allowance, at December 31, 1993. This segregated asset portfolio includes nonaccrual loans and foreclosed properties, net of the allowance for segregated assets as indicated in Table 12.

Southeast Banks Past Due Loans
      Accruing loans 90 days past due included in the acquired Southeast Banks performing loan portfolio decreased 34 percent to $19 million at June 30, 1994, from $28 million at December 31, 1993. These loans are subject to the terms of the FDIC loss-sharing agreement.

Southeast Banks Net Charge-offs
      Net charge-offs of $2 million, representing First Union's approximately 15 percent share of the losses on acquired Southeast Banks loans, were deducted from the allowance for segregated assets in the second quarter of 1994, compared with $2 million in the first quarter of 1994 and $3 million in the fourth quarter of 1993.

Geographic Exposure
      The loan portfolio in the South Atlantic region of the United States is spread primarily across 60 metropolitan statistical areas with diverse economies. Washington, D.C.; Charlotte, North Carolina; Atlanta, Georgia; and Miami, Jacksonville, West Palm Beach and Tampa, Florida, are our largest markets, but no individual metropolitan market contains more than 8 percent of the commercial loan portfolio.

      Substantially all of the $7.2 billion commercial real estate portfolio at June 30, 1994, was located in our banking region, which includes North Carolina, South Carolina, Georgia, Florida, Virginia, Maryland, Tennessee and Washington, D.C.

CORE DEPOSITS

      Core deposits were $49.3 billion at June 30, 1994, compared with $50.9 billion at December 31, 1993. Core deposits include savings, negotiated order of withdrawal (NOW), money market and noninterest-bearing accounts, and other consumer time deposits.

      Average noninterest-bearing deposits were 20 percent of average core deposits in the first half of 1994, compared with 19 percent in the first half of 1993. The Net Interest Income Summaries provide additional information about average core deposits.

      The portion of core deposits in higher-rate, other consumer time deposits was 33 percent at June 30, 1994, and at year-end 1993.

      Average core deposit balances in the second quarter of 1994 were down $165 million from the first quarter of 1994. Average balances in money market and other consumer time deposits were lower when compared with the previous quarter, while savings and NOW account balances were higher and noninterest-bearing balances were essentially flat. Core deposit balances can be affected by branch closings or consolidations, seasonal factors and the rates being offered for deposits compared to other investment opportunities.


      Other consumer time and other noncore deposits usually pay higher rates than savings and transaction accounts, but they generally are not available for immediate withdrawal and are less expensive to process.

PURCHASED FUNDS

      Purchased funds at June 30, 1994, were $13.5 billion, compared with $10.1 billion at year-end 1993. We purchase funds primarily to help fund short-term investments and growth in loan balances. The majority of our purchased funds include federal funds, securities sold under repurchase agreements, and eurodollar time deposits. However, 79 percent of our deposits and purchased funds comes from core deposits gathered through our large branch network.

      Average purchased funds in the second quarter of 1994 were $12.6 billion, an increase of 7 percent from $11.8 billion in the fourth quarter of 1993.

LONG-TERM DEBT

      Long-term debt was 58 percent of total stockholders' equity at June 30, 1994, compared with 59 percent at December 31, 1993.

      On January 18, 1994, we issued $150 million of 15-year, 6.375 percent subordinated debt, and on August 9, 1994, we issued $150 million of 15-year, 8 percent subordinated debt. Proceeds from these debt issues are used for general corporate purposes.

      Under a shelf registration statement filed with the Securities and Exchange Commission, we currently have available for issuance $500 million of senior or subordinated debt securities. The sale of any additional debt securities will depend on future market conditions, funding needs and other factors.

Debt Obligations
      We obtained a $350 million, three-year committed back-up line of credit on July 1, 1994. This credit facility contains financial covenants that require First Union to maintain a minimum level of tangible net worth, restrict double leverage ratios and require capital levels at subsidiary banks to meet regulatory standards. First Union is currently in compliance with these requirements and has not used this line of credit.


      In the second half of 1994, $56 million of long-term debt will mature. Maturing in 1995 is $202 million, and in 1996, $502 million, which includes notes payable to the FDIC of $201 million at June 30, 1994. We expect the notes payable to the FDIC to decrease over the remaining period ending in September 1996 through cash flows generated by the acquired loans, the sale of the Southeast Banks segregated assets and FDIC reimbursements. On August 1, 1994, we issued a notice of redemption for the $14.7 million of convertible subordinated debt that we assumed in the BancFlorida acquisition. We expect that all or substantially all of this debt will be converted into approximately 440,000 shares of First Union common stock before the August 31, 1994, redemption date.

      The Asset Quality section provides additional information related to the funding of the segregated assets.

STOCKHOLDERS' EQUITY

      At June 30, 1994, common stockholders' equity was $5.23 billion, a 6 percent increase from $4.92 billion at December 31, 1993. Total stockholders' equity was $5.39 billion, compared with $5.21 billion at year-end 1993. Since year-end 1993, we have paid $175 million for the purchase in the open market of 4 million shares of common stock related to the BancFlorida acquisition, which were subsequently retired. At June 30, 1994, stockholders' equity included a $124 million unrealized after-tax loss related to debt and equity securities. The Securities Available for Sale section provides additional information about the accounting for debt and equity securities.

      Series 1990 preferred stock cash dividends of 7.85 percent per annum were paid for the quarter ended June 30, 1994. We paid $74 million in dividends to preferred and common stockholders in the second quarter of 1994.

Subsidiary Dividends
      Our banking subsidiaries are the largest source of parent company dividends. Capital requirements established by regulators limit dividends that these and certain other of our subsidiaries can pay. The Comptroller of the Currency (OCC) generally limits a national bank's dividends in two principal ways: first, dividends cannot exceed the bank's undivided profits, less statutory bad debt in excess of a bank's allowance for loan losses; and second, in any year dividends may not exceed a bank's net profits for that year, plus its retained earnings from the preceding two years, less any required transfers to surplus.

      Under these and other limitations, our subsidiaries had $350 million available for dividends at June 30, 1994. Our subsidiaries paid $279 million in dividends to the corporation in the first half of 1994.

Risk-Based Capital
      The minimum requirement for the ratio of total capital to risk-weighted assets (including certain off-balance-sheet financial instruments, such as standby letters of credit and interest rate swaps) is currently 8 percent. At least half of the total capital is to be composed of common equity, retained earnings and a limited amount of qualifying preferred stock, less certain intangible assets (tier 1 capital). The rest may consist of a limited amount of subordinated debt, nonqualifying preferred stock and a limited amount of the loan loss allowance (together with tier 1 capital, total capital).

      At June 30, 1994, the corporation's tier 1 and total capital ratios were 9.30 percent and 14.68 percent, respectively.

      In addition, the Federal Reserve Board has established minimum leverage ratio requirements for bank holding companies. These requirements provide for a minimum leverage ratio of tier 1 capital to adjusted average quarterly assets equal to 3 percent for bank holding companies that meet specified criteria, including having the highest regulatory rating. All other bank holding companies will generally be required to maintain a leverage ratio from at least 4 to 5 percent. The corporation's leverage ratio at June 30, 1994, was 6.67 percent.

      The requirements also provide that bank holding companies experiencing internal growth or making acquisitions will be expected to maintain strong capital positions substantially above the minimum supervisory levels without significant reliance on intangible assets. The Federal Reserve Board also has indicated it will continue to consider a tangible tier 1 leverage ratio (deducting all intangibles) in evaluating proposals for expansion or new activity. The Federal Reserve Board has not advised us of any specific minimum leverage ratio applicable to us.

      Each subsidiary bank is subject to similar capital requirements adopted by the OCC. Each subsidiary bank listed in Table 18 had a leverage ratio in excess of 5.64 percent at June 30, 1994. None of our subsidiary banks has been advised of any specific minimum capital ratios applicable to it.

      The regulatory agencies also have adopted regulations establishing capital tiers for banks. Banks in the highest capital tier, or "well capitalized," must have a leverage ratio of 5 percent, a tier 1 capital ratio of 6 percent and a total capital ratio of 10 percent.

      At June 30, 1994, the subsidiary banks listed in Table 18 met the capital and leverage ratio requirements for well capitalized banks. We expect to maintain these banks' ratios at the required levels by the retention of earnings and, if necessary, the issuance of additional capital.

      Failure to meet certain capital ratio or leverage ratio requirements could subject a bank to a variety of enforcement remedies, including termination of deposit insurance by the FDIC.

      The Accounting and Regulatory Matters section provides more information about proposed changes in risk-based capital standards.

INTEREST RATE RISK MANAGEMENT

      Managing interest rate risk is fundamental to banking. Banking institutions manage the inherently different maturity and repricing characteristics of the lending and deposit-taking lines of business to achieve a desired interest rate sensitivity position and to limit exposure to interest rate risk. Our inherent maturity and repricing characteristics of lending and deposit activities create a naturally asset-sensitive structure. By using a combination of on- and off-balance sheet financial instruments we manage interest rate sensitivity within our established policy guidelines.

      The Financial Management Committee of the corporation's board of directors reviews overall interest rate risk management activity. The Funds Management Committee, which includes the corporation's chief executive officer and president, and senior executives from our Capital Markets Group, credit and finance areas, oversees the interest rate risk management process and approves policy guidelines. Funds Management personnel monitor the day-to-day exposure to changes in interest rates in response to loan and deposit flows and make adjustments within established policy guidelines.

      We believe that interest rate risk is best measured by the amount of earnings per share at risk given specified changes in interest rates. We have been modeling interest rate sensitivity since the early 1970s. Our model captures all earning assets, interest-bearing liabilities and all off-balance sheet financial instruments and combines the various factors affecting rate sensitivity into an earnings outlook that incorporates our view of the short-term interest rate environment most likely over the next 24 months. The Funds Management Committee reviews and continuously updates the underlying assumptions included in the earnings simulation model.

      Our interest rate sensitivity analysis is based on multiple interest rate scenarios, projected changes in balance sheet categories and other relevant assumptions. Changes in management's outlook and other market factors may cause actual results to differ from our current simulated outlook.

      We believe our earnings simulation model is a more relevant depiction of interest rate risk than traditional gap tables because it captures multiple effects excluded in less sophisticated presentations, and it includes significant variables that we identify as being affected by interest rates. For example our model captures rate of change differentials, such as federal funds rates versus savings account rates; maturity effects, such as calls on securities; and rate barrier effects, such as caps and floors on loans. It also captures changing balance sheet levels, such as loans and investment securities; and floating rate loans that may be tied or related to prime, LIBOR, CD rates, treasury notes, federal funds or other rate indices, which do not necessarily move identically as short-term rates change. In addition it captures leads and lags that occur in long-term rates as short-term rates move away from current levels; and the effects of prepayment volatility on various fixed rate assets such as residential mortgages, mortgage-backed securities and consumer loans. These and certain other effects are evaluated in developing the multiple scenarios from which sensitivity of earnings to changes in interest rates is determined.

      We determine sensitivity of earnings to changes in interest rates by assessing the impact on net income in multiple rising and falling interest rate scenarios. The model is updated at least monthly and more often if desired.

      We use three scenarios in analyzing interest rate sensitivity. The base line scenario is our estimated most likely path for future short-term interest rates over the next twenty-four months. The base line scenario assumes rising federal funds rates over the next twenty-four months. The "high rate" and "low rate" scenarios assume 100 basis point shifts from the base line scenario in the federal funds rate by the fourth succeeding month and that rates remain 100 basis points higher or lower through the rest of the twenty-fourth month period. Additionally, other scenarios are reviewed monthly to examine the effects of different interest rate movements.

      We determine interest rate sensitivity by the change in earnings per share between the three scenarios over a twelve-month policy measurement period. The earnings per share as calculated by the earnings simulation model under the base line scenario becomes the standard. The measurement of interest rate sensitivity is the percentage change in earnings per share calculated by the model under high rate versus base-line and under low rate versus base-line. The policy measurement period begins with the fourth month forward and ends with the fifteenth month (i.e., the twelve-month period.) The scenarios do not include the adjustments that management would make as rate expectations change.

      Our policy limit for the maximum negative impact on earnings per share resulting from either the high rate or low rate scenario is 5 percent. Based upon the July 1994 outlook, if interest rates were to rise to follow the high rate scenario, which means a full 100 basis point increase over the base line (already a rising rate scenario), then earnings during the policy measurement period would be negatively affected by 2.7 percent (assuming management took no actions.)


Off-Balance Sheet Derivatives For Interest Rate Risk Management
      As part of our overall interest rate risk management strategy, for many years we have used off-balance sheet derivatives as a cost- and capital-efficient way to modify the repricing or maturity characteristics of on-balance sheet assets and liabilities. Our off-balance sheet derivative transactions used for interest rate sensitivity management include swaps, futures and options with indices that directly relate to the pricing of specific core assets and liabilities of the corporation. We believe there is minimal risk that the derivatives used for rate sensitivity management will have any significant unintended effect on corporate earnings.

      As a result of interest rate fluctuations, derivatives will from time to time develop unrealized appreciation or depreciation in market values as compared with their cost. If the derivatives are directly linked to specific assets and liabilities of the organization, then there will generally be offsetting unrealized appreciation and depreciation on the corporate balance sheet.

      Our asset sensitivity arises naturally primarily because the repricing characteristics of the large core deposit base have a positive effect on earnings in a rising rate environment and a negative effect on earnings in a falling rate environment. We use the traditional investment portfolio as well as off-balance sheet derivative instruments to neutralize this natural asset sensitivity of the corporation. This is accomplished primarily by holding fixed rate debt instruments in the securities portfolio or by holding off-balance sheet "asset proxies." These asset proxies consist of interest rate swaps that convert floating rate assets (primarily variable rate loans) to fixed rate assets. The combination of securities and interest rate swaps enables us to achieve a desired level of interest rate sensitivity.

      Another common application of derivatives in managing the corporation's interest rate risk is the use of interest rate swaps to convert fixed rate debt into floating rate debt. This is accomplished by entering into interest rate swap contracts to receive a fixed rate of interest to the contractual maturity of the debt issued and pay a variable rate, usually six-month LIBOR. These "liability swaps" leave rate sensitivity unchanged, whereas the fixed-rate debt issuance alone would have increased asset sensitivity or reduced liability sensitivity. The combination of the liability swaps and debt produces the desired LIBOR-based floating rate funding regardless of changes in interest rates.

      As interest rates move higher, the market value of both categories of interest rate swaps will decline. In the example of swaps used as asset proxies, the market value decline will be somewhat offset by a gain in value of the corporation's core deposits. For liability swaps, the market value decline would be closely offset by appreciation in the market value of the fixed rate debt on the balance sheet to which the swaps are directly linked.

      The important consideration is not the shifting of unrealized appreciation or depreciation between and among on- and off-balance sheet instruments, but the prudent management of interest rate sensitivity so that corporate earnings are not at risk as interest rates move up or down.

      The notional amount of off-balance sheet derivative financial instruments used to manage our interest rate risk sensitivity amounted to $31.7 billion at June 30, 1994, compared with $48.8 billion at December 31, 1993. The related fair value depreciation of off-balance sheet derivative financial instruments was $229 million at June 30, 1994, compared with the fair value appreciation of $369 million at December 31, 1993. The increased contribution to net interest income in a higher interest rate environment from on-balance sheet assets and liabilities is expected to substantially offset the potential reduced contribution to net interest income reflected by the decline in market value of off-balance sheet derivative financial instruments.

      Although off-balance sheet derivative financial instruments do not expose the corporation to credit risk equal to the notional amount, we are exposed to credit risk equal to the extent of the fair value gain in an off-balance sheet derivative financial instrument if the counterparty fails to perform. We minimize the credit risk in these instruments by dealing only with high quality counterparties. Each transaction is specifically approved for applicable credit exposure.

      In addition, our policy is to require all caps, floors, swaps and swaptions be governed by an International Swap Dealers Association Master Agreement and be subject to bilateral collateral arrangements.

      Collateral for these transactions is delivered by either party when the credit risk associated with a particular transaction, or group of transactions to the extent netting exists, exceeds acceptable thresholds of credit risk. Thresholds are determined based on the strength of the individual counterparty and are bilateral. As of June 30, 1994, the total credit risk in excess of thresholds was $51 million. The fair value of collateral held was 88 percent of the total credit risk in excess of thresholds.

LIQUIDITY

      We manage liquidity - the ability to raise funds primarily through deposits, purchased funds or the issuance of debt or capital - through the selection of the asset mix and the maturity mix of liabilities.

      As part of this process, we continually evaluate funding needs and alternatives. For example, for some time we have focused efforts in our large branch network toward raising more deposits. This reduces dependency on national market sources to help meet funding requirements. In addition, acquired bank and savings bank deposits have enhanced overall liquidity.

      We use these deposits and other funding sources to fund loans and investments, meet deposit withdrawals and maintain reserve requirements.

      Net cash provided from operations primarily results from net income adjusted for the following noncash accounting items: the provisions for loan losses and foreclosed properties; and depreciation and amortization. These items amounted to $208 million in the first half of 1994, compared with $315 million in the first half of 1993. This cash was available to increase earning assets, to reduce borrowings by $61 million and to pay dividends of $147 million.

      Several off-balance sheet assets could be used to increase liquidity and provide additional financial flexibility. These include a mortgage servicing portfolio with an estimated fair value of $260 million over book value at June 30, 1994.

ACCOUNTING AND REGULATORY MATTERS

      The Financial Accounting Standards Board (FASB) has issued Standard No. 112, "Employers' Accounting for Postemployment Benefits", which requires accrual of a liability for all types of benefits paid to former or inactive employees after employment but before retirement. The company adopted this accounting standard beginning January 1, 1994. Benefits subject to this accounting pronouncement include salary continuation, supplemental unemployment benefits, severance benefits, disability-related benefits (including workers' compensation), job training and counseling, and continuation of such benefits as health care and life insurance coverage. The effect of initially applying this new accounting standard in 1994 is estimated to be approximately $14 million. The recurring reduction of income before income taxes is expected to be immaterial.

      The FASB also has issued Standard No. 114, "Accounting by
      Creditors for Impairment of a Loan", which requires that all creditors value all specifically reviewed loans for which it is probable that the creditor will be unable to collect all amounts due according to the terms of the loan agreement at the present value of expected cash flows, market price of the loan, if available, or value of the underlying collateral. Expected cash flows are required to be discounted at the loan's effective interest rate. We estimate the initial application of this accounting standard will not require an increase to the existing allowance for loan losses. The periodic effect on net income has not been fully determined. This Standard is required for fiscal years beginning after December 15, 1994. The FASB has issued an exposure draft, "Accounting by Creditors for Impairment of a Loan
      - Income Recognition", that would amend FASB Statement No. 114 to allow a creditor to use existing methods for recognizing interest income on an impaired loan and by requiring additional disclosures about how a creditor recognizes interest income related to impaired loans. This proposed Statement would be effective upon issuance.

      The FASB also issued Standard No. 115, "Accounting for Certain Investments in Debt and Equity Securities", that requires that debt and equity securities held: (i) to maturity be classified as such and reported at amortized cost; (ii) for current resale be classified as trading securities and reported at fair value, with unrealized gains and losses included in current earnings; and
      (iii) for any other purpose be classified as securities available for sale and reported at fair value, with unrealized gains and losses excluded from current earnings and reported as a separate component of stockholders' equity. It is required for fiscal years beginning after December 15, 1993. The effect of the foregoing will be to cause fluctuations in stockholders' equity based on changes in values of debt and equity securities. More information related to the adoption of this Standard is included in the Securities Available For Sale section.

      The FASB has issued an exposure draft, "Accounting for Stock-based Compensation", that proposes that the fair value of an award of equity instruments to employees be recognized as additional equity at the date the award is granted. Amounts attributable to future service would be recognized as an asset and amortized to personnel expense over the period of employee service. If the award is for past services, personnel expense would be charged in the period in which the award is granted. Pro forma disclosure of the effects on net income and income per share for awards granted after December 31, 1994, may be required. The actual fair value adjustments to net income would be effective for awards granted after December 31, 1996. The effect of the provisions of this proposed accounting standard on net income and total stockholders' equity would depend upon the nature of stock-based compensation, if any, awarded by the corporation in future years.

      The FASB has also issued an exposure draft, "Accounting for the Impairment of Long-Lived Assets", that proposes accounting for the impairment of long-lived assets, identifiable intangibles and goodwill related to those assets. It would require the carrying amount of impaired assets be reduced to fair value. An entity would estimate the future cash flows expected to result from the use of an asset and its eventual disposition. If the sum of the expected future net cash flows (undiscounted and without interest charges) is less that the carrying amount of the asset, an impairment loss would be recognized. Measurement of an impairment loss for long-lived assets and identifiable intangibles that an entity expects to hold and use would be based on the fair value of the asset. Long-lived assets and identifiable intangibles to be disposed of would be reported at the lower of cost or fair value less cost to sell, except for certain assets, which in accordance with current accounting pronouncements, will continue to be reported at the lower of cost or net realizable value. This proposed statement also would require a rate-regulated enterprise to recognize an impairment for the amount of costs excluded when a regulator excludes all or part of a cost from the enterprise's rate base. This proposed statement would be effective for financial statements issued for fiscal years beginning after December 15, 1994. We do not anticipate a material impact to the corporation's net income should implementation of this exposure draft be required.

      The FASB has also issued an exposure draft, "Disclosure about Derivative Financial Instruments and Fair Value of Financial Instruments". This proposed statement would require improved
      disclosures about derivative financial instruments   futures,
      forward, swap or option contracts, or other financial instruments with similar characteristics. It would also amend existing requirements of FASB Statement No.105, Disclosure of Information about Financial Instruments with Off-Balance-Sheet Risk and Financial Instruments with Concentration of Credit Risk, and FASB Statement No.107, Disclosures about Fair Value of Financial Instruments. It would require that a distinction be made between financial instruments held or issued for the purposes of trading or other than trading. For derivative financial instruments held or issued for trading, this proposed Statement would require disclosure of average, maximum and minimum aggregate fair values and of net trading gains or losses. For derivative financial instruments held or issued for purposes other than trading, it would require disclosure about those purposes, about how the instruments are reported in financial statements, and, if the purpose is hedging anticipated transactions, about the anticipated transactions, the amounts of hedging gains and losses deferred, and the transactions or other events that result in recognition of the deferred gains or losses in income. The proposed Statement would encourage, but not require, quantitative information about interest rate or other market risks of derivative financial instruments, and also of other assets and liabilities, that is consistent with the way the entity manages or adjusts risks and that is useful for comparing the results of applying the entity's strategies to its objectives for holding or issuing the derivative financial instruments. The proposed Statement would be effective for financial statements issued for fiscal years ending after December 15, 1995.

      The FASB has also issued an exposure draft, "Accounting for Mortgage Servicing Rights and Excess Servicing Receivables and for Securitization of Mortgage Loans". This proposed statement would require that an entity recognize as separate assets rights to service mortgage loans for others, regardless of how such servicing rights are acquired. An entity that acquires mortgage servicing rights through either the purchase or origination of mortgage loans and sells those loans with servicing rights retained would allocate some of the cost of the loans to the mortgage servicing rights. Additionally, this proposed statement would require that securitizations of mortgage loans be accounted for as sales of mortgage loans and acquisitions of mortgage-backed securities and that capitalized mortgage servicing rights and capitalized excess servicing receivables be assessed for impairment. Impairment would be measured based on fair value. The proposed statement would be applied prospectively in fiscal years beginning after December 15, 1995 to transactions in which an entity acquires mortgage servicing rights and to impairment evaluations of all capitalized mortgage servicing rights and capitalized excess servicing receivables whenever acquired. Retroactive application would be prohibited. The impact to net income has not been assessed.

      The FASB has also issued FASB interpretation No. 39, "Offsetting of Amounts Related to Certain Contracts," which defines right of set-off and sets forth the conditions under which that right may be applied. Specific guidance with respect to certain financial instruments such as forward, interest rate swap, currency swap, option and other conditional or exchange contracts and clarification of the circumstances in which it is appropriate to offset amounts recognized for those contracts in the statement of financial positions is also included in this Interpretation.

      In addition, it permits offsetting of fair value amounts recognized for multiple forward, swap, option and other conditional or exchange contracts executed with the same counterparty under a master netting arrangement. This Interpretation is effective for financial statements issued for periods beginning after December 15, 1993. Currently the effects of the provisions of this Interpretation are considered to be immaterial.

      The Financial Institutions Reform, Recovery and Enforcement Act of 1989 (FIRREA), among other provisions, imposes liability on a bank insured by the FDIC for certain obligations to the FDIC incurred in connection with other insured banks under common control.

      The Federal Deposit Insurance Corporation Improvement Act, among other things, requires a revision of risk-based capital standards. The new standards are required to incorporate interest rate risk, concentration of credit risk and the risks of nontraditional activities and to reflect the actual performance and expected risk of loss of multifamily mortgages.The Risk-Based Capital section provides more information on risk assessment classifications.

      Legislation has been enacted providing that deposits and certain claims for administrative expenses and employee compensation against an insured depository institution would be afforded a priority over other general unsecured claims against such an institution, including federal funds and letters of credit, in the "liquidation or other resolution" of such an institution by any receiver.

      Various other legislative proposals concerning the banking industry are pending in Congress. Given the uncertainty of the legislative process, we cannot assess the impact of any such legislation on our financial condition or results of operations.

TABLE 1

CONSOLIDATED SUMMARIES OF INCOME AND PER SHARE DATA


                                         Twelve
                                         Months                  1994                                  1993

                                         Ended

                                        June 30,        SECOND           First          Fourth         Third          Second
(In thousands except per share data)      1994          QUARTER         Quarter         Quarter       Quarter        Quarter

CONSOLIDATED SUMMARIES
  OF INCOME
Interest income*                  $      4,841,268      1,258,918       1,186,412      1,196,674      1,199,264      1,137,173
Interest expense                         1,853,801        483,913         436,003        463,394        470,491        428,987

Net interest income*                     2,987,467        775,005         750,409        733,280        728,773        708,186
Provision for loan losses                  149,974         25,000          25,000         49,973         50,001         61,450
Net interest income after
    provision for loan losses*           2,837,493        750,005         725,409        683,307        678,772        646,736
Securities available for sale
    transactions                             8,311         (2,935)          4,300          2,804          4,142          1,505
Investment security transactions             5,173            694             615          3,049            815          3,571
Noninterest income                       1,157,517        276,011         275,781        317,727        287,998        305,356
Noninterest expense                      2,643,371        651,220         639,841        687,922        664,388        591,042

Income before income taxes*              1,365,123        372,555         366,264        318,965        307,339        366,126
Income taxes                               421,979        119,223         120,001         98,469         84,286        115,465
Tax-equivalent adjustment                  100,307         23,712          23,804         25,153         27,638         23,890

Net income                                 842,837        229,620         222,459        195,343        195,415        226,771
Dividends on preferred stock                23,656          6,201           5,726          5,489          6,240          6,167
Net income applicable to
    common stockholders           $        819,181        223,419         216,733        189,854        189,175        220,604

PER COMMON SHARE DATA
Net income                        $           4.83           1.32            1.27           1.12           1.12           1.32
Average common shares                            -    169,779,057     170,314,176    169,981,393    168,540,736    166,972,413
Average common
    stockholders' equity**
       Quarter-to-date            $              -      5,112,116       5,012,086      4,843,889      4,657,544      4,439,393
       Year-to-date                              -      5,062,377       5,012,086      4,550,048      4,451,024      4,346,054
Common stock price
    High                                    49 5/8         47 5/8          43 3/4         48 1/8         49 5/8         51 1/2
    Low                                     37 7/8         41 1/4          39 3/4         37 7/8         43 1/2             40
    Period-end                    $         46 1/8         46 1/8          41 5/8         41 1/4         47 5/8         48 1/2
        To earnings ratio***                9.55 X           9.55            8.62           8.72          13.01          13.86
        To book value                        152 %            152             140            143            169            178
Cash dividends                    $           1.60            .40             .40            .40            .40            .35
Book value**                      $          30.26          30.26           29.71          28.90          28.14          27.27

PER PREFERRED SHARE DATA
Series 1990 preferred stock price
    High                          $         55 1/2         53 1/4          53 7/8         53 7/8         55 1/2         55 1/8
    Low                                         52             52          52 1/8             52         53 1/4         53 1/8
    Period-end                              52 3/4         52 3/4          52 1/8         52 3/8         53 1/2         54 7/8
Cash dividends                    $         3.7439          .9813           .9063          .8688          .9875          .9750
Dividend rate                               7.49 %           7.85            7.25           6.95           7.90           7.80

  *Tax-equivalent.
 **Quarter-to-date and year-to-date average common stockholders' equity excludes 1994 average net unrealized gains or losses on debt and equity securities. The determination of book value excludes a net unrealized loss on debt and equity securities of $123,665,000 in the second quarter of 1994.
***Based on net income applicable to common stockholders.

TABLE 2


NONINTEREST INCOME

                                                Twelve
                                                Months             1994                         1993
                                                 Ended
                                              June 30,      SECOND       First     Fourth      Third     Second
(In thousands)                                    1994     QUARTER     Quarter    Quarter    Quarter    Quarter
Trading account profits                    $    44,797      10,247       7,323     21,413      5,814     10,141
Service charges on deposit accounts            440,284     107,083     108,022    114,016    111,163     97,894
Mortgage banking income                         96,429      12,239      19,421     30,325     34,444     35,351
Capital management income                      200,995      50,380      50,949     49,383     50,283     51,814
Securities available for sale transactions       8,311      (2,935)      4,300      2,804      4,142      1,505
Investment security transactions                 5,173         694         615      3,049        815      3,571
Merchant discounts                              57,729      15,283      14,361     14,485     13,600     13,207
Insurance commissions                           42,658      10,705       9,990     10,825     11,138     11,648
Sundry income                                  274,625      70,074      65,715     77,280     61,556     85,301

           Total                           $ 1,171,001     273,770     280,696    323,580    292,955    310,432


TABLE 3

NONINTEREST EXPENSE


                                     Twelve
                                     Months            1994                       1993
                                      Ended
                                   June 30,      SECOND      First     Fourth      Third     Second
(In thousands)                         1994     QUARTER    Quarter    Quarter    Quarter    Quarter
Personnel expense
    Salaries                    $   995,700     250,157    244,254    257,418    243,871    218,066
    Other benefits                  241,317      62,561     65,386     56,117     57,253     51,477

           Total                  1,237,017     312,718    309,640    313,535    301,124    269,543
Occupancy                           242,755      56,881     60,387     63,402     62,085     51,830
Equipment rentals, depreciation
    and maintenance                 211,109      52,436     56,704     51,975     49,994     41,977
Advertising                          29,843      10,659      8,622      3,707      6,855      7,461
Telephone                            57,956      14,005     14,678     14,499     14,774     11,476
Travel                               48,190      12,491     12,076     13,671      9,952      9,836
Postage                              43,518      11,210     11,908     10,225     10,175      9,157
Printing and office supplies         56,493      12,700     13,374     16,958     13,461     13,542
FDIC insurance                      121,607      30,155     29,939     30,798     30,715     28,510
Other insurance                      18,146       4,774      3,715      4,785      4,872      3,941
Professional fees                    53,787      12,031     10,908     17,278     13,570     10,035
Data processing                      39,180       4,582      5,236     14,453     14,909      5,903
Owned real estate expense            30,505       4,908      5,296     15,252      5,049     10,509
Mortgage servicing amortization      56,048       4,953      8,326     10,032     32,737     30,907
Other amortization                  112,732      27,402     28,052     28,643     28,635     21,357
Sundry                              284,485      79,315     60,980     78,709     65,481     65,058

           Total                $ 2,643,371     651,220    639,841    687,922    664,388    591,042

TABLE 4
INTERNAL CAPITAL GROWTH AND DIVIDEND PAYOUT RATIOS

                                                            SIX MONTHS ENDED      1994                   1993
                                                                 June 30,
                                                                             SECOND    First   Fourth    Third      Second
                                                              1994    1993  QUARTER  Quarter  Quarter  Quarter     Quarter
INTERNAL CAPITAL GROWTH*

    Assets to stockholders' equity (a)                     13.30 X   13.86    13.31    13.28    14.08    14.46        13.83
                 X
    Return on assets                                         1.28 %   1.34     1.28     1.28     1.07     1.08         1.39

    Return on total stockholders' equity (a)                17.05 %  18.54    17.07    17.03    15.11    15.69        19.22
                 X
    Earnings retained                                       67.38 %  71.57    67.96    66.79    62.34    62.22        71.57

    Internal capital growth (a)                             11.49 %  13.27    11.60    11.38     9.42     9.76        13.76

DIVIDEND PAYOUT RATIO ON

    Common shares                                           30.89 %  28.11    30.30    31.50    35.71    35.73        26.52

    Preferred and common shares                             32.62 %  28.43    32.04    33.21    37.66    37.78        28.43

Return on common stockholders' equity** (a)                 17.53 %  19.19    17.53    17.54    15.55    16.11        19.93

 (A) The determination of these ratios exclude 1994 average net unrealized gains or losses on debt and equity securities.


  *   Based on average balances and net income.


 ** Based on average balances and net income applicable to common stockholders.

Table 5
SELECTED QUARTERLY DATA

                                                 1994                              1993

                                         Second         First        Fourth         Third        Second
(Dollars in thousands)                  Quarter       Quarter       Quarter       Quarter       Quarter
MORTGAGE LOAN PORTFOLIO
    PERMANENT LOAN ORIGINATIONS
         Residential
             Direct                 $   372,732       509,458     1,099,079       935,103       870,479
             Wholesale                  277,302       424,460       655,452       477,660       818,478

                 Total                  650,034       933,918     1,754,531     1,412,763     1,688,957
         Income property                 78,353        51,446       111,332        47,984        47,772

                 Total              $   728,387       985,364     1,865,863     1,460,747     1,736,729

    VOLUME OF LOANS SERVICED
         Residential                $31,779,000    32,178,000    32,786,000    34,833,000    36,461,000
         Income property              1,744,000     1,884,000     1,972,000     2,068,000     2,035,000

                 Total              $33,523,000    34,062,000    34,758,000    36,901,000    38,496,000

NUMBER OF OFFICES
    Banking
         North Carolina                     284           272           266           269           269
         South Carolina                      67            67            67            65            65
         Georgia                            159           161           163           165           191
         Florida                            491           485           488           458           451
         Washington, D.C.                    30            30            30            40            36
         Maryland                            32            32            32            55            54
         Tennessee                           65            64            63            63            67
         Virginia                           186           197           193           258           260
         Foreign                              2             2             1             1             1

              Total banking offices       1,316         1,310         1,303         1,374         1,394
    Savings banks                             -             -             -             -            41
    Home equity lending                     173           164           151           146           139
    Mortgage banking                         24            24            53            53            57
    Other                                    18            18            18            19            36

                Total offices             1,531         1,516         1,525         1,592         1,667

OTHER DATA
    ATMs                                  1,186         1,180         1,189         1,205         1,266
    Employees                            31,581        31,670        32,861        32,709        32,184

Table 6
GROWTH THROUGH ACQUISITIONS

                                                                              Loans,                     Stockholders'        Net
(In thousands)                                     Assets                        net        Deposits            Equity     Income

December 31, 1987, as reported              $  27,629,481                 15,388,490      17,425,316         1,794,405    283,122
Pooling of interests acquisitions              10,904,462                  8,089,149       8,492,443           635,739     86,588

December 31, 1987, as restated                 38,533,943                 23,477,639      25,917,759         2,430,144    369,710

1988 acquisition                                  939,454                    498,578         871,281
Growth in operations                            1,973,349                  4,155,409       2,691,528

December 31, 1988, as reported                 41,446,746                 28,131,626      29,480,568

Growth in operations                            4,060,101                  3,469,150       2,051,202

December 31, 1989, as reported                 45,506,847                 31,600,776      31,531,770

1990 acquisition                                7,946,973                  4,174,478       5,727,330
Growth in operations                            1,134,590                    275,465         935,168

December 31, 1990, as reported                 54,588,410                 36,050,719      38,194,268

1991 acquisitions                              12,322,456                  7,025,621       9,921,421
Reduction in operations                        (7,637,689)                (1,692,760)       (939,466)

December 31, 1991, as reported                 59,273,177                 41,383,580      47,176,223

1992 acquisitions                               3,739,039                  1,773,797       3,645,316
Growth (reduction) in operations                  815,815                 (1,233,610)      (1,670,574)

December 31, 1992, as reported                 63,828,031                 41,923,767      49,150,965

1993 acquisitions                               7,785,479                  4,380,362       6,302,873
Growth (reduction) in operations                 (826,541)                   572,048      (1,711,427)

December 31, 1993, as reported                 70,786,969                 46,876,177      53,742,411

1994 acquisitions                                 335,728                    186,398         268,692
Growth (reduction) in operations                1,481,704                  1,862,920        (238,843)

June 30, 1994, as reported            $        72,604,401                 48,925,495      53,772,260

Major acquisitions (those greater than $1.0 billion in acquired assets and/or deposits) include Florida Commercial Banks, Inc. in 1988; Florida National Banks of Florida, Inc. in 1990; and the Florida Federal Savings, FSB and Southeast Banks transactions in 1991; the Flagler Savings & Loan Association transaction and PSFS Thrift Holding Company acquisition in 1992; the pooling of interests acquisitions of South Carolina Federal Corporation, DFSoutheastern, Inc. and Dominion Bankshares Corporation in 1993; and the Georgia Federal Bank, FSB and First American Metro Corp. purchase acquisitions in 1993. Stockholders' equity includes public offerings of common stock amounting to $234,934,000 in 1991 and $330,045,000 in 1992.

Table 7
SECURITIES AVAILABLE FOR SALE

                                                                June 30, 1994

                                                                                                                         Average
                          1 Year           1-5        5-10 After 10                       Gross Unrealized  Amortized    Maturity
(In thousands)            or Less           Years     Years     Years     Total           Gains   Losses      Cost      in Years
MARKET VALUE
     U.S. Treasury        $   2,499,903   1,143,289          -        -   3,643,192          (536)  69,260 3,711,916     1.47
     U.S. Government
       agencies                   1,004     340,401  1,541,564  321,532   2,204,501           (65) 110,103 2,314,539     6.77
     CMOs                       222,539   1,741,667     36,036        -   2,000,242        (6,004)  55,555 2,049,793     2.62
     Other                      319,729   1,250,706     36,559  254,412   1,861,406       (65,257)  35,577 1,831,726     2.62

         Total            $   3,043,175   4,476,063  1,614,159  575,944   9,709,341       (71,862) 270,495 9,907,974     3.17

MARKET VALUE
     Debt securities      $   3,043,175   4,476,063  1,614,159  322,013   9,455,410       (17,051) 266,379 9,704,738
     Sundry securities                -           -          -  253,931     253,931       (54,811)   4,116   203,236

         Total            $   3,043,175   4,476,063  1,614,159  575,944   9,709,341       (71,862) 270,495 9,907,974

AMORTIZED COST
      Debt securities     $   3,046,189   4,615,321  1,702,286  340,942   9,704,738
      Sundry
        securities                    -           -          -  203,236     203,236

         Total            $   3,046,189   4,615,321  1,702,286  544,178   9,907,974

WEIGHTED AVERAGE YIELD
      U.S. Treasury              5.01 %        5.18          -        -        5.07
      U.S. Government
        agencies                   6.57        4.89       6.27     4.83        5.85
      CMOs                         5.36        5.29       4.56        -        5.28
      Other                        8.11        7.92       5.27     3.46        7.40
      Consolidated               5.36 %        5.95       6.21     4.32        5.72

    Included in "Other" at June 30, 1994, are $ 1,394,012,000 of securities that are denominated in currencies other than the U.S. dollar. The currency exchange rates were hedged to minimize the exposure to currency revaluation risks. At June 30, 1994, these securities had a weighted average maturity of 2.84 years and a weighted average yield of 8.10 percent. The weighted average U.S. equivalent yield of these securities was 7.03 percent based on a weighted average interest differential of (1.07) percent due to the hedging of the foreign currency exchange rates.


    Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. The aging of mortgage-backed securities is based on their weighted average maturities at June 30, 1994. Average maturity in years excludes preferred and common stocks and money market funds.


    Weighted average yields are based on amortized cost. Yields related to securities exempt from both federal and state income taxes, federal income taxes only or state income taxes only are stated on a fully tax-equivalent basis.
They are reduced by the nondeductible portion of interest expense, assuming a federal tax rate of 35 percent; a North Carolina state tax rate of 7.8275 percent, a Georgia and Tennessee state tax rate of 6 percent; a South Carolina state tax rate of 4.5 percent; a Florida state tax rate of 5.5 percent; a Maryland state tax rate of 7 percent; and a Washington, D.C. tax rate of 10.25 percent, respectively.


    Securities available for sale at June 30, 1994, do not include commitments to purchase $387,332,000 of additional securities that at June 30, 1994 had a market value of $386,725,000 . Securities available for sale at June 30, 1994, include the carrying value of $492,349,000 of securities which have been sold for future settlement. Gains and losses from sales are accounted for on a trade date basis. Gross gains and losses realized on the sale of debt securities for the six months ended June 30, 1994 were $23,152,000 and $25,660,000, respectively, and on sundry securities gross gains realized were $3,873,000.

Table 8
INVESTMENT SECURITIES

                                                                      June 30, 1994

                                                                                                                           Average
                              1 Year       1-5       5-10     After 10                    Gross  Unrealized   Market      Maturity
(In thousands)                   or Less     Years   Years    Years       Total           Gains   Losses      Value       in Years
CARRYING VALUE
     U.S. Government
       agencies           $      10,006   1,279,758   105,939    2,800    1,398,503       15,800    (18,032)   1,396,271     3.70
     CMO's                            -     127,813         -        -      127,813            -     (1,106)     126,707     2.24
     State, county and
       municipal                169,727     414,732   226,447  458,955    1,269,861      110,789     (3,367)   1,377,283     7.45
     Other                            -       3,070     6,188  189,667      198,925        6,012       (394)     204,543    16.21

         Total            $     179,733   1,825,373   338,574  651,422    2,995,102      132,601    (22,899)   3,104,804     5.69

CARRYING VALUE
     Debt securities      $     179,733   1,825,373   338,574  546,371    2,890,051      132,601    (22,899)   2,999,753
     Sundry securities                -           -         -  105,051      105,051            -          -      105,051

         Total            $     179,733   1,825,373   338,574  651,422    2,995,102      132,601    (22,899)   3,104,804

MARKET VALUE
      Debt securities     $     184,690   1,846,861   352,457  615,745    2,999,753
      Sundry
        securities                    -           -         -  105,051      105,051

         Total            $     184,690   1,846,861   352,457  720,796    3,104,804

WEIGHTED AVERAGE YIELD
      U.S. Government
        agencies                 8.51 %        8.61      6.83     6.62         8.47
      CMO's                           -        5.45         -        -         5.45
      State, county
        and municipal             11.86       11.04     11.46    12.23        11.66
      Other                           -        5.71      7.33     7.76         7.72
      Consolidated              11.68 %        8.93      9.94    10.91         9.64
    Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.  The aging of mortgage-backed securities is based on their weighted average maturities at June 30, 1994.  Average maturity in years excludes preferred and common stocks and money market funds.


    Yields related to securities exempt from both federal and state income taxes, federal income taxes only or state income taxes only are stated on a fully tax-equivalent basis. They are reduced by the nondeductible portion of interest expense, assuming a federal tax rate of 35 percent; a North Carolina state tax rate of 7.8275 percent; a Georgia and Tennessee state tax rate of 6 percent; a South Carolina state tax rate of 4.5 percent; a Florida state tax rate of 5.5 percent; a Maryland state tax rate of 7 percent; and a Washington, D.C. tax rate of 10.25 percent, respectively.


    Gross gains and losses from sales of investment securities are accounted for on a trade date basis. Gross gains and losses realized on the sale of debt securities for the six months ended June 30, 1994 were $1,112,000 and $9,000, respectively, and on sundry securities gross gains realized were $206,000.


    At June 30, 1994, there were no commitments to purchase or sell investment securities.



                                                                  T-7


Table 9
LOANS*

                                                            1994                             1993

                                                     Second         First        Fourth       Third        Second
(In thousands)                                      Quarter       Quarter       Quarter     Quarter       Quarter
FIRST UNION CORPORATION
COMMERCIAL
     Commercial, financial and agricultural
         Taxable                                $  13,460,873    12,630,234    12,509,283    12,318,117    11,817,755
         Non-taxable                                  658,190       701,791       724,442       729,685       749,008

           Total commercial, financial
               and agricultural                    14,119,063    13,332,025    13,233,725    13,047,802    12,566,763
     Real estate - construction and other           1,504,546     1,572,105     1,664,694     1,749,011     1,839,204
     Real estate - mortgage                         5,730,311     5,761,598     5,834,894     5,792,923     5,914,869
     Lease financing                                  931,297       916,068       962,599       875,536       776,993
     Foreign                                          437,967       384,740       304,267       278,666       237,471

           Total commercial                        22,723,184    21,966,536    22,000,179    21,743,938    21,335,300

RETAIL
     Real estate - mortgage                        13,813,215    13,401,838    13,318,058    12,877,141    12,955,846
     Installment loans to individuals              12,715,803    11,690,649    11,891,999    11,924,617    11,912,721

           Total retail                            26,529,018    25,092,487    25,210,057    24,801,758    24,868,567

           Total loans                             49,252,202    47,059,023    47,210,236    46,545,696    46,203,867

UNEARNED INCOME
     Loans                                            136,352       133,735       129,830       139,298       140,858
     Lease financing                                  190,355       192,864       204,229       181,454       160,704

           Total unearned income                      326,707       326,599       334,059       320,752       301,562

           Loans, net                             $48,925,495    46,732,424    46,876,177    46,224,944    45,902,305

ACQUIRED SOUTHEAST BANKS LOANS**
COMMERCIAL
     Commercial, financial and agricultural
         Taxable                                $    281,902       304,425       532,388       575,882       637,889
         Non-taxable                                  43,406        47,879        52,977        56,709        58,397

           Total commercial, financial
              and agricultural                       325,308       352,304       585,365       632,591       696,286
    Real estate - construction and other              50,481        65,859        87,954        94,991       110,729
    Real estate - mortgage                           600,091       643,414       695,243       756,693       810,312
    Foreign                                            9,698         9,740         1,448         1,539         1,814

           Total commercial                          985,578     1,071,317     1,370,010     1,485,814     1,619,141

RETAIL
    Real estate - mortgage                          702,426       745,446       806,576       882,902       970,538
    Installment loans to individuals                336,485       374,447       911,395       992,447     1,132,309

           Total retail                           1,038,911     1,119,893     1,717,971     1,875,349     2,102,847

           Total loans                            2,024,489     2,191,210     3,087,981     3,361,163     3,721,988

UNEARNED INCOME                                         569         1,020         1,757         2,876         4,483

           Loans, net                           $ 2,023,920     2,190,190     3,086,224     3,358,287     3,717,505

 *At June 30, 1994, $340,350,000 of securitized retail real estate mortgage loans had a market value of $348,423,000.

**For a five-year period that began
  September 19, 1991, the FDIC will reimburse First Union for 85 percent of all net charge-offs related to acquired Southeast Banks loans except installment loan reimbursements, which will decline 5 percent per year to 65 percent by 1996.

Table 10
ALLOWANCE FOR LOAN LOSSES AND NONPERFORMING ASSETS*



                                                                       1994                             1993

                                                             Second           First       Fourth        Third       Second
(In thousands)                                               Quarter         Quarter      Quarter      Quarter      Quarter
ALLOWANCE FOR LOAN LOSSES
    Balance, beginning of quarter                         $ 1,014,001       1,020,191    1,029,162    1,036,539      938,334
    Provision for loan losses                                  25,000          25,000       49,973       50,001       61,450
    Allowance of acquired loans                                   609               -          252            -      109,069
    Loan losses, net                                          (31,771)        (31,190)     (59,196)     (57,378)     (72,314)

    Balance, end of quarter                               $ 1,007,839       1,014,001    1,020,191    1,029,162    1,036,539

      (as % of loans, net)                                      2.06 %           2.17         2.18         2.23         2.26

      (as % of nonaccrual and restructured loans)                192 %            168          147          112          110

      (as % of nonperforming assets)                             152 %            127          111           85           81

LOAN LOSSES
    Commercial, financial and agricultural                $    16,373          14,176       34,894       32,585       29,744
    Real estate - construction and other                        1,711           2,942        4,727        3,360        8,988
    Real estate - mortgage                                      7,574           8,533       13,380       13,160       24,244
    Installment loans to individuals                           28,858          30,417       33,601       29,692       24,644

            Total                                              54,516          56,068       86,602       78,797       87,620

LOAN RECOVERIES
    Commercial, financial and agricultural                      8,388          15,836       12,590       10,168        3,236
    Real estate - construction and other                        1,095             431        2,220        1,196          965
    Real estate - mortgage                                      5,076           1,291        5,498        2,994        3,856
    Installment loans to individuals                            8,186           7,320        7,098        7,061        7,249

            Total                                              22,745          24,878       27,406       21,419       15,306

            Loan losses, net                              $    31,771          31,190       59,196       57,378       72,314

        (as % of average loans, net)**                            .27%            .27          .51          .50          .69

NONPERFORMING ASSETS
    Nonaccrual loans
       Commercial loans                                   $   159,858         189,759      242,241      321,699      442,411
       Real estate loans                                      363,433         412,748      425,101      580,508      483,428

            Total nonaccrual loans                            523,291         602,507      667,342      902,207      925,839
    Restructured loans                                          2,730           2,742       26,544       18,617       18,613
    Foreclosed properties                                     136,408         191,153      222,503      288,818      328,735

            Total nonperforming assets                    $   662,429         796,402      916,389    1,209,642    1,273,187

        (as % of loans, net and foreclosed
          properties)                                           1.35 %           1.70         1.95         2.60         2.75

Accruing loans past due 90 days                           $    85,948          80,479       71,307      108,138      116,673


*Excluding Southeast Banks segregated assets.

**Annualized.

TABLE 11

INTANGIBLE ASSETS

                                      1994                        1993

                                SECOND      First     Fourth      Third        Second
(In thousands)                 QUARTER    Quarter    Quarter      Quarter      Quarter
MORTGAGE SERVICING RIGHTS    $  79,826     82,102     87,350       94,432      124,726

CREDIT CARD PREMIUM          $  67,524     71,538     75,588       79,893       73,836

OTHER INTANGIBLE ASSETS
    GOODWILL                 $ 682,570    703,559    712,485      728,107      738,284
    DEPOSIT BASE PREMIUM       224,918    240,935    255,359      268,527      272,689
    OTHER                        9,118      9,817     10,468       11,172       11,830

       TOTAL                 $ 916,606    954,311    978,312    1,007,806    1,022,803

Table 12
SOUTHEAST BANKS SEGREGATED ASSETS

                                                         1994                             1993

                                                 Second         First        Fourth         Third        Second
(In thousands)                                  Quarter       Quarter       Quarter       Quarter       Quarter
SEGREGATED ASSETS                             $ 299,943       338,237       380,515       424,586       477,828

ALLOWANCE FOR SEGREGATED ASSET LOSSES
    Balance, beginning of quarter                31,308        33,313        36,280        39,092        41,925
    Transfer (to) from allowance for
      foreclosed properties                          52          (295)          (20)          578         1,440
    Segregated asset losses, net                 (1,770)       (1,710)       (2,947)       (3,390)       (4,273)

    Balance, end of quarter                      29,590        31,308        33,313        36,280        39,092

    Segregated assets, net                    $ 270,353       306,929       347,202       388,306       438,736

SEGREGATED ASSET LOSSES
    Commercial, financial and
      agricultural                            $      33            36           346           417         2,425
    Real estate - construction and
      other                                           3             4            36           103            97
    Real estate - mortgage                          378           372           767         1,628           857
    Installment loans to individuals              2,406         2,456         2,822         2,578         2,659

            Total                                 2,820         2,868         3,971         4,726         6,038

SEGREGATED ASSET RECOVERIES
     Commercial, financial and
       agricultural                                 136           221           185           526           762
     Real estate - construction and
       other                                          -             -             -             -             -
     Real estate - mortgage                         164           174           166            97           216
     Installment loans to individuals               750           763           673           713           787

            Total                                 1,050         1,158         1,024         1,336         1,765

            Segregated asset
              losses, net                     $   1,770         1,710         2,947         3,390         4,273

SEGREGATED ASSETS
     Nonaccrual loans
        Commercial loans                      $  53,847        58,285        67,064        78,293        93,715
        Real estate loans                       147,173       176,622       187,432       203,946       233,586

            Total nonaccrual
              loans                             201,020       234,907       254,496       282,239       327,301

     Foreclosed properties                       98,923       103,330       126,019       142,347       150,527

            Total segregated
              assets                            299,943       338,237       380,515       424,586       477,828

     Less FDIC loss-sharing*                   (254,952)     (287,501)     (323,438)     (360,898)     (406,154)

            Total                             $  44,991        50,736        57,077        63,688        71,674

     Accruing loans past due 90 days          $  18,895        23,627        28,493        34,692        31,716

    *For a five-year period that began September 19, 1991, the FDIC will reimburse First Union for 85 percent of all net charge-offs related to acquired Southeast Banks loans except installment loan reimbursements, which will decline 5 percent per year to 65 percent by 1996.

Table 13
ALLOWANCE FOR FORECLOSED PROPERTIES*

                                                        1994                           1993

                                                 Second        First       Fourth       Third       Second
(In thousands)                                  Quarter      Quarter      Quarter     Quarter      Quarter
Foreclosed properties                         $ 177,274      239,037      278,694     361,739      405,299

Allowance for foreclosed properties,
  beginning of quarter                           47,884       56,191       72,921      76,564       77,660
Provision for foreclosed properties               1,910        2,794        4,666       2,982       13,495
Transfer from (to) allowance for segregated
  assets                                            (52)         295           20        (578)      (1,440)
Dispositions, net                                (8,876)     (11,396)     (21,416)     (6,047)     (13,151)

Allowance for foreclosed properties, end of
  quarter                                        40,866       47,884       56,191      72,921       76,564

Foreclosed properties, net                    $ 136,408      191,153      222,503     288,818      328,735

* Excluding Southeast Banks segregated
  assets.

Table 14
DEPOSITS


                                          1994                              1993

                                 Second         First        Fourth         Third        Second
(In thousands)                   Quarter       Quarter       Quarter        Quarter      Quarter
CORE DEPOSITS
     Noninterest-bearing      $  10,207,807    10,428,019    10,861,207    10,245,808    10,186,909
     Savings and NOW accounts    12,085,198    12,132,581    12,010,636    11,230,863    11,315,648
     Money market accounts       10,490,933    10,931,222    11,131,334    10,519,720    10,555,609
     Other consumer time         16,486,243    16,536,800    16,897,062    18,035,692    18,803,261

       Total core deposits       49,270,181    50,028,622    50,900,239    50,032,083    50,861,427

Foreign                           2,852,926       574,868     1,240,448     1,139,335     2,788,742
Other time                        1,649,153     1,484,301     1,601,724     1,763,996     1,786,702

       Total deposits           $53,772,260    52,087,791    53,742,411    52,935,414    55,436,871

Table 15
TIME DEPOSITS IN AMOUNTS OF $100,000 OR MORE

                                                          June 30, 1994

                                                   Time                Other
(In thousands)                                  Certificates            Time
MATURITY OF
   3 months or less                             $1,680,517             83,594
   Over 3 months through 6 months                  646,805                 --
   Over 6 months through 12 months                 629,591                 --
   Over 12 months                                  890,681                 --

    Total                                       $3,847,594             83,594

Table 16
LONG-TERM DEBT

                                                          1994                            1993

                                                   Second        First       Fourth        Third       Second
(In thousands)                                    Quarter      Quarter      Quarter      Quarter      Quarter
DEBENTURES AND NOTES
     7-1/2% debentures due 2002               $    15,619       15,619       15,619       15,619       15,619
     Floating rate extendible notes
       due 2005                                   100,000      100,000      100,000      100,000      100,000
    11% notes due 1996                             18,360       18,360       18,360       18,360       18,360
     Floating rate notes due 1996                 150,000      150,000      150,000      150,000      150,000
     9-1/4% notes                                       -            -            -      225,000      225,000
     5.95% notes due 1995                         149,842      149,802      149,762      149,723      149,683
     6-3/4% notes due 1998                        248,267      248,144      248,021      247,899      247,777
     Fixed rate medium-term senior
       notes, varying
       rates and terms to 1996                     61,700       61,700       72,200       90,500       90,500
     Fixed rate medium-term
       subordinated notes, varying
       rates and terms to 2001                     54,000       54,000       54,000       54,000       54,000
     Floating rate subordinated notes
       due 2003                                   149,048      149,022      149,003      149,020            -
     11% subordinated and variable
       rate notes due 1996                         17,954       17,954       17,954       17,954       17,954
     8-1/8% subordinated notes due
       1996                                       100,000      100,000      100,000      100,000      100,000
     9.45% subordinated notes due 1999            250,000      250,000      250,000      250,000      250,000
     9.45% subordinated notes due 2001            147,349      147,256      147,164      147,071      146,978
     8-1/8% subordinated notes due
       2002                                       248,373      248,322      248,271      248,220      248,169
     8% subordinated notes due 2002               222,910      222,850      222,788      222,726      222,664
     7-1/4% subordinated notes due
       2003                                       148,655      148,707      148,671      148,651      148,615
     6-5/8% subordinated notes due
       2005                                       247,888      247,856      247,807      247,757            -
     6% subordinated notes due 2008               196,920      197,160      197,115            -            -
     6-3/8% subordinated notes due
       2009                                       147,405      147,406            -            -            -
Debentures and notes of subsidiaries
     9-7/8% subordinated capital notes
       due 1999                                    74,334       74,301       74,267       74,232       74,198
     9-5/8% subordinated capital notes
       due 1999                                    74,937       74,935       74,931       74,928       74,926
    10-1/2% collateralized mortgage
      obligations due 1996                         69,950       74,008       72,115       70,271       68,473
     Debentures and notes with varying
       rates and terms to 2002                      7,400        7,400        7,400        7,500        7,500

            Total                               2,900,911    2,904,802    2,765,448    2,809,431    2,410,416

MORTGAGES AND OTHER DEBT
     Notes payable to FDIC due 1996               193,258      214,682      260,846      291,163      342,880
     Advances from the Federal Home
       Loan Bank                                    4,603        4,453        4,453        4,453        4,453
     Mortgage notes and other debt                 24,623       25,401       25,575       26,309       27,860
     Capitalized leases                             6,049        5,492        5,622        5,796        6,011

            Total long-term
              debt                            $ 3,129,444    3,154,830    3,061,944    3,137,152    2,791,620

Table 17
CHANGES IN STOCKHOLDERS' EQUITY


                                              Twelve
                                              Months               1994                               1993
                                               Ended
                                            June 30,        Second         First        Fourth         Third        Second
(In thousands)                                  1994       Quarter       Quarter       Quarter       Quarter       Quarter
Balance, beginning of period             $ 4,866,617     5,276,060     5,207,625     5,056,518     4,866,617     4,656,312
Stockholders' equity of pooled banks
  not restated prior to 1994                  51,832        51,832             -             -             -             -
Net income                                   842,837       229,620       222,459       195,343       195,415       226,771
Purchase of Class A Series A
  preferred stock                                 63             -             4            59             -          (193)
Purchase of common stock                     (99,654)      (51,525)      (46,061)         (408)       (1,660)       (1,727)
Common stock issued for stock
  options exercised                           45,209        29,060         2,082         4,203         9,864        38,959
Common stock issued through
  dividend reinvestment plan                 100,096         8,938         5,659        25,480        60,019        10,772
Converted debentures                              95             -             -             -            95           190
Converted Class A Series A
  preferred stock                                 (4)            -             -            (4)            -             -
Unrealized loss on debt  and
  equity securities                         (123,665)      (81,839)      (41,826)            -             -             -
Cash dividends paid
  $2.50 Class A Series A preferred stock           -             -             -             -             -            (7)
  Series 1990 preferred stock                (23,656)       (6,201)       (5,726)       (5,489)       (6,240)       (6,160)
  Common stock                              (271,189)      (67,364)      (68,156)      (68,077)      (67,592)      (58,300)

Balance, end of period                   $ 5,388,581     5,388,581     5,276,060     5,207,625     5,056,518     4,866,617

Table 18
CAPITAL RATIOS


                                                     1994                              1993

                                            Second         First        Fourth         Third        Second
(In thousands)                              Quarter       Quarter       Quarter       Quarter       Quarter
CONSOLIDATED CAPITAL RATIOS*
    Qualifying capital
       Tier 1 capital                     $ 4,664,358     4,467,801     4,342,664     4,154,400     3,950,790
       Total capital                        7,361,013     7,235,875     6,960,671     6,633,377     6,298,817

    Adjusted risk-based assets             50,155,408    47,746,123    47,529,159    48,145,379    49,546,246

    Adjusted leverage ratio assets        $69,971,938    68,023,421    70,785,664    69,899,151    63,738,426

    Ratios
       Tier 1 capital                            9.30        % 9.36          9.14          8.63          7.97
       Total capital                            14.68         15.15         14.64         13.78         12.21
        Leverage                                 6.67          6.57          6.13          5.94          6.20

    Stockholders' equity to assets
       Quarter-end                               7.42          7.30          7.36          7.08          6.76
       Average                                   7.39        % 7.60          7.10          6.92          7.23

BANK CAPITAL RATIOS
    Tier 1 capital
       First Union National Bank of
         North Carolina                          7.70        % 8.34          8.24          8.20          7.63
         South Carolina                          8.54          7.80          7.55          8.42          8.61
         Georgia                                 8.74          9.55          9.58          9.07          8.75
         Florida                                 9.63          9.98          9.13          9.69          9.34
         Washington, D.C.                       16.30         19.07         14.23         15.04         14.87
         Maryland                               17.75         16.23         15.78         32.41         32.51
         Tennessee                              13.36         12.34         12.43         13.05         14.17
         Virginia                               10.57         10.25         10.77         11.50         10.24


    Total capital
       First Union National Bank of
         North Carolina                         10.51         11.41         11.35         11.40         10.87
         South Carolina                         12.96         12.09         11.82         12.70         12.88
         Georgia                                11.70         12.60         12.62         12.10         11.56
         Florida                                11.31         11.68         10.83         11.40         11.05
         Washington, D.C.                       17.60         20.36         15.52         16.32         16.15
         Maryland                               19.04         17.52         17.07         33.76         33.94
         Tennessee                              14.62         13.60         13.69         14.31         15.44
         Virginia                               12.90         12.58         13.08         14.11         12.81


    Leverage
       First Union National Bank of
         North Carolina                          5.65          5.86          5.52          5.77          5.25
         South Carolina                          6.03          5.59          5.56          6.23          6.23
         Georgia                                 6.07          6.17          5.67          5.63          8.48
         Florida                                 6.53          6.33          5.79          6.17          5.88
         Washington, D.C.                        7.11          7.05          6.06          7.40         46.06
         Maryland                               10.62          9.72          9.04         17.03         16.62
         Tennessee                               8.41          8.30          8.05          8.79          8.55
         Virginia                                7.70        % 7.03          6.89          8.13          7.78

    *Risk-based capital ratio guidelines require a minimum ratio of tier 1 capital to risk-weighted assets of 4.00 percent and a minimum ratio of total capital to risk-weighted assets of 8.00 percent. The minimum leverage ratio of Tier 1 capital to adjusted average quarterly assets is from 3.00 to 5.00 percent.

Table 19
INTEREST RATE GAP


                                                                                      June 30, 1994

                                               Interest Sensitivity in Days
                                                                                                            One to        Two to
(In thousands)                                1-90           91-180           181-365          Total       two years     five years
EARNING ASSETS
Interest-bearing bank balances            $    1,387,332               -             200       1,387,532             -             -
Federal funds  sold and securities
    purchased  under resale
    agreements                                 1,909,486               -               -       1,909,486             -             -
Trading account assets                           933,011               -               -         933,011             -             -
Securities available for sale
       U.S. Government and other                 432,537       2,464,653       1,434,011       4,331,201     1,216,349     3,601,479
Investment securities
       U.S. Government and other                  56,065          62,484         156,618         275,167       221,095       589,093
       State,  county and municipal               23,034          10,085         136,659         169,778       289,871       123,985
Loans*
    Commercial  and commercial
       real estate                            17,363,588         563,797         311,642      18,239,027       705,909     1,570,379
    Residential mortgages                      1,774,220       1,275,760       2,591,330       5,641,310     1,870,306     2,889,867
    Installment loans to individuals           4,936,218         523,078         944,548       6,403,844     1,644,835     2,742,437
    Lease financing                               70,270          41,499          68,826         180,595       270,131        70,861
    Foreign                                      211,067         165,494          61,198         437,759           208             -

          Total earnings assets               29,096,828       5,106,850       5,705,032      39,908,710     6,218,704    11,588,101

INTEREST-BEARING LIABILITIES
Interest-bearing deposits
    Savings and NOW accounts                  12,085,198               -               -      12,085,198             -             -
    Money market accounts                     10,490,933               -               -      10,490,933             -             -
    Other consumer time                        4,609,806       3,283,153       3,705,979      11,598,938     2,269,033     2,595,536
    Foreign                                    2,851,368           1,558               -       2,852,926             -             -
    Other time                                   961,522         253,663         162,373       1,377,558       126,908       139,276
Short-term borrowings                          8,943,478          15,900               -       8,959,378             -             -
Long-term debt                                   409,453          36,132          43,322         488,907       203,895       989,606

          Total interest-bearing
             liabilities                      40,351,758       3,590,406       3,911,674      47,853,838     2,599,836     3,724,418

OFF-BALANCE SHEET FINANCIAL
  INSTRUMENTS                                  8,282,357      (2,030,673)      1,840,579       8,092,263    (3,693,814)  (2,873,449)

          Total interest-bearing
             liabilities and off-balance
             sheet financial instruments      48,634,115       1,559,733       5,752,253      55,946,101    (1,093,978)      850,969

Interest rate  gap                          $(19,537,287)      3,547,117         (47,221)    (16,037,391)     7,312,682   10,737,132

Cumulative gap                              $(19,537,287)    (15,990,170)    (16,037,391)    (16,037,391)    (8,724,709)   2,012,423

Ratio of cumulative gap to total
    earnings a ssets                              (29.58)%        (24.21)         (24.28)         (24.28)       (13.21)        3.05

                                                                                      June 30, 1994
                                            Non-Sensitive
                                            and Sensitive
(In thousands)                              Over five years    Total
EARNING ASSETS
Interest-bearing bank balances                          -      1,387,532
Federal funds  sold and securities
    purchased  under resale
    agreements                                          -      1,909,486
Trading account assets                                  -        933,011
Securities available for sale
       U.S. Government and other                  758,945      9,907,974
Investment securities
       U.S. Government and other                  639,886      1,725,241
       State,  county and municipal               686,227      1,269,861
Loans*
    Commercial  and commercial
       real estate                               780,475      21,295,790
    Residential mortgages                      3,376,488      13,777,971
    Installment loans to individuals           1,881,709      12,672,825
    Lease financing                              219,355         740,942
    Foreign                                            -         437,967

          Total earnings assets                8,343,085      66,058,600

INTEREST-BEARING LIABILITIES
Interest-bearing deposits
    Savings and NOW accounts                           -      12,085,198
    Money market accounts                              -      10,490,933
    Other consumer time                           22,736      16,486,243
    Foreign                                            -       2,852,926
    Other time                                     5,411       1,649,153
Short-term borrowings                                  -       8,959,378
Long-term debt                                 1,447,036       3,129,444

          Total interest-bearing
             liabilities                       1,475,183      55,653,275

OFF-BALANCE SHEET FINANCIAL
  INSTRUMENTS                                 (1,525,000)              -

          Total interest-bearing
             liabilities and off-balance
             sheet financial instruments         (49,817)     55,653,275

Interest rate gap

Cumulative gap

Ratio of cumulative gap to total
    earnings assets

    *Loans are stated net of unearned income. Since savings, NOW and money market accounts theoretically can be repriced at any time, all such balances have been included in 1-90 days. If these amounts were spread based upon expected repricing characteristics, or if they were treated as nonsensitive, as many in the industry do, the cumulative gap ratio would be significantly reduced. Accordingly, this interest rate gap table has inherent limitations on its ability to accurately portray interest rate sensitivity, and therefore, it is only provided in conjunction with common banking industry practice.

TABLE 20
OFF-BALANCE SHEET DERIVATIVE FINANCIAL INSTRUMENTS*



                                                    Weighted
                                                  Average Rate            Estimated
June 30, 1994                     Notional                           Maturity       Fair
(In thousands)                     Amount        Receive     Pay     In Years      Value
ASSET RATE CONVERSIONS
  Interest rate swaps(1)         $ 12,287,184     5.43 %     4.72 %   1.31
    Carrying amount                                                              $  27,497
    Unrealized gross gain                                                           16,301
    Unrealized gross loss                                                          195,977)
      Total                                                                       (152,179)

Forward interest rate swaps(2)      2,200,000     5.07         -      1.72
 Carrying amount                                                                       -
 Unrealized gross gain                                                                 -
 Unrealized gross loss                                                             (41,919)
      Total                                                                        (41,919)

Other financial instruments(3)        850,000     5.13       5.13      1.94
  Carrying amount                                                                   (1,740)
  Unrealized gross gain                                                              8,441
  Unrealized gross loss                                                             (6,701)
      Total                                                                            -

 Total asset rate conversions     $ 15,337,184    5.36 %     4.74 %    1.40     $ (194,098)

LIABILITY RATE CONVERSIONS
  Interest rate swaps(4)           $ 2,228,173    6.53 %     5.10 %    7.02
   Carrying amount                                                               $  24,843
   Unrealized gross gain                                                            11,240
   Unrealized gross loss                                                          (100,752)
      Total                                                                        (64,669)

Other financial instruments(5)         510,000    4.00         -       3.08
 Carrying amount                                                                     2,047
 Unrealized gross gain                                                                -
 Unrealized gross loss                                                              (1,869)
      Total                                                                            178

Total liability rate conversions    $2,738,173    6.37 %     4.78 %    6.29      $ (64,491)

BASIS PROTECTION
  Prime/federal funds caps(6)      $ 5,000,000    4.66 %     6.86 %    2.12
   Carrying amount                                                                $  4,550
   Unrealized gross gain                                                            (1,545)
   Unrealized gross loss                                                               -
        Total                                                                        3,005

Total basis protection              $5,000,000    4.66 %     6.86 %    2.12        $ 3,005




RATE SENSITIVITY HEDGES
  Short eurodollar futures(7)      $ 3,000,000      -  %     5.20 %     .21
   Carrying amount                                                                 $   -
   Unrealized gross gain                                                            1,176
   Unrealized gross loss                                                               -
        Total                                                                       1,176

Put options on eurodollar
 futures(8)                          2,516,000      -        4.45       .21
  Carrying amount                                                                     497
  Unrealized gross gain                                                             5,225
  Unrealized gross loss                                                                -
        Total                                                                       5,722

Put options on forward swaps(9)      1,000,000      -        5.03       .48
  Carrying amount                                                                   2,085
  Unrealized gross gain                                                            17,498
  Unrealized gross loss                                                               -
        Total                                                                      19,583

Long euromark and eurodollar
 futures(10)                           $ 105,876    5.28 %      - %      .75
  Carrying amount                                                                 $   -
  Unrealized gross gain                                                               123
  Unrealized gross loss                                                              (130)
        Total                                                                          (7)

Total rate sensitivity hedges         $6,621,876    5.28 %   4.89 %      .26      $ 26,474

ASSET HEDGE
 Short T-Bill futures(11)            $ 2,000,000      -  %   4.78 %      .21
  Carrying amount                                                                $   -
  Unrealized gross gain                                                              550
  Unrealized gross loss                                                              -
        Total                                                                        550

Total asset hedge                    $ 2,000,000      -  %   4.78 %      .21       $  550



Comments



(1) Converts floating rate assets to fixed rate. Adds to liability sensitivity. Similar characteristics to a fixed income security. Includes $3.6 billion of indexed amortizing swaps of which $1.5 billion to mature in 1994 if 3 month LIBOR remains below 7 percent and $2.1 billion to mature within five years.

(2) Enables Corporation to, in effect, extend maturities by locking in yields for future periods; $2.2 billion effective March 1996.

(3) Includes $800 million of interest rate floors, of which $400 million were purchased and offset by $400 million sold, locking in gains to be amortized over the remaining life of the contracts.

(4) Converts fixed rate long-term debt to floating rate by matching maturity of the swap to the debt issue. Maintains neutral rate sensitivity.

(5) Miscellaneous option-based products for liability management purposes include $35 million of written and purchased options on swaps, $325 million eurodollar caps and $150 million eurodollar floors.

(6) Simultaneous purchase and sale of caps ($2.5 billion each) to protect against a narrowing in the spread between prime and federal funds. Protection occurs with prime rate greater than 6 percent and federal funds rate greater than 3.25 percent.

(7) Reduces liability sensitivity by locking in the floating pay rate on the interest rate swaps in the fourth quarter of 1994. Beneficial in rising short-term rate environment.

(8) Reduces liability sensitivity by paying a premium for the right to lock in the floating pay rate of the interest rate swaps in the fourth quarter of 1994. Beneficial in rising short-term rate environment.

(9) Paid a premium for the right to terminate $1.0 billion of forward interest rate swaps based on interest rates at settlement date. Reduces liability sensitivity.

(10) Locks in the rate on the future placement of 3 month eurodollar and euromark deposits.

(11) Converts the maturity of $2.0 billion U.S. Treasury bills in the available for sale portfolio from December 1994 to September 1994.


*Includes only off-balance sheet derivative financial instruments related to interest rate risk management activities.

Prime Rate - The base rate on corporate loans posted by at least 75 percent of the nation's 30 largest banks as defined in The Wall Street Journal.

London Interbank Offered Rates (LIBOR) -The average of interbank offered rates on dollar deposits in the London market based on quotations at five major banks.

Weighted average pay rates are generally based upon one to six month LIBOR. Pay rates reset at predetermined reset dates over the life of the contract. Rates shown are the pay rates in effect as of June 30, 1994. Weighted average receive rates are fixed rates set at the time the contract was entered into.

Carrying amount includes accrued interest receivable/payable, unamortized premiums paid/received and any related margin accounts.

Table 21
OFF-BALANCE SHEET DERIVATIVES - EXPECTED MATURITIES*

                                         1 Year          1 -5         5 -10    After 10
(In thousands)                           or Less          Years        Years      Years         Total
Asset Rate Conversions
  Notional amount                    $      7,534,921    7,802,263          -          -    15,337,184
  Weighted average receive rate                 5.76 %        4.98          -          -          5.36
  Estimated fair value               $        (10,273)    (183,825)         -          -      (194,098)

Liability Rate Conversions
  Notional amount                    $        523,173      690,000    925,000    600,000     2,738,173
  Weighted average receive rate                 8.56 %        7.45       6.96       3.54          6.37
  Estimated fair value               $          1,745        1,311     13,523    (81,070)      (64,491)

Basis Protection
  Notional amount                    $              -    5,000,000          -          -     5,000,000
  Weighted average receive rate                    - %        4.66          -          -          4.66
  Estimated fair value               $              -        3,005          -          -         3,005

Rate Sensitivity Hedges
  Notional amount                    $      6,591,000       30,876          -          -     6,621,876
  Weighted average receive rate                 5.12 %        5.67          -          -          5.28
  Estimated fair value               $         26,520          (46)         -          -        26,474

Asset Hedge
  Notional amount                    $      2,000,000            -          -          -     2,000,000
  Weighted average receive rate                    - %           -          -          -             -
  Estimated fair value               $            550            -          -          -           550

*Includes only off-balance sheet derivative financial instruments related to interest rate risk management activities.

Pay rates are generally based upon one to six month LIBOR and reset at predetermined reset dates.Current pay rates are not necessarily indicative of future pay rates and therefore have been excluded from the above table.

TABLE 22
OFF-BALANCE SHEET DERIVATIVES ACTIVITY*

                                                                                  Rate
                               Asset Rate      Liability Rate      Basis      Sensitivity          Asset
(In thousands)                 Conversions      Conversions     Protection       Hedges            Hedge         Total
Balance, December 31, 1993    $ 16,079,540       3,241,173       6,000,000        23,493,000               -   48,813,713
Additions                                -         155,000               -        10,226,643       5,500,000   15,881,643
Maturities/Amortizations          (742,356)       (658,000)              -       (21,597,767)               -  (22,998,123)
Terminations                             -               -      (1,000,000)       (5,500,000)     (3,500,000) (10,000,000)

Balance, June 30, 1994        $ 15,337,184       2,738,173       5,000,000         6,621,876       2,000,000   31,697,233

*Includes only off-balance sheet derivative financial instruments related to interest rate risk management activities.
                                                  T-21

FIRST UNION CORPORATION AND SUBSIDIARIES
NET INTEREST INCOME SUMMARIES

                                                      SECOND QUARTER 1994                          FIRST QUARTER 1994

                                                           Interest        Average                       Interest        Average
                                              Average       Income/          Rates         Average        Income/          Rates
(In thousands)                               Balances       Expense    Earned/Paid        Balances        Expense    Earned/Paid
ASSETS
Interest-bearing bank balances            $   786,723         9,915         5.06 %    $    687,314          8,740           5.16 %
Federal funds sold and securities
    purchased under resale agreements       1,595,394        13,575           3.41         884,366          6,328           2.90
Trading account assets (a)                    904,729        14,010           6.21         928,576         11,190           4.89
Securities available for sale (a)          11,480,968       152,237           5.31      11,655,783        151,785           5.23
Investment securities (a)
    U.S. Government and other               1,575,796        27,310           6.93       1,221,890         19,574           6.41
    State, county and municipal             1,282,173        37,116          11.58       1,307,801         37,633          11.51

          Total investment securities       2,857,969        64,426           9.02       2,529,691         57,207           9.04
Loans (a) (b)
    Commercial
        Commercial, financial and
           agricultural                    13,375,599       281,454           8.44      13,155,105        261,856           8.07
        Real estate - construction and
           other                            1,515,456        28,710           7.60       1,605,390         27,712           7.00
        Real estate - mortgage              5,743,998       110,471           7.71       5,839,560        105,404           7.32
        Lease financing                       582,340        13,761           9.45         577,342         13,243           9.17
        Foreign                               424,662         4,739           4.48         332,993          3,518           4.28

          Total commercial                 21,642,055       439,135           8.14      21,510,390        411,733           7.76
    Retail
        Real estate-mortgage               13,600,744       247,665           7.28      13,154,439        240,126           7.30
        Installment loans to individuals   12,078,943       317,955          10.54      11,557,358        299,303          10.41

          Total retail                     25,679,687       565,620           8.82      24,711,797        539,429           8.76

          Total loans                      47,321,742     1,004,755           8.51      46,222,187        951,162           8.29

          Total earning assets             64,947,525     1,258,918           7.76      62,907,917      1,186,412           7.59

Cash and due from banks                     2,857,885                                    3,038,166
Other assets                                4,020,590                                    4,397,425

          Total assets                    $71,826,000                                 $ 70,343,508

LIABILITIES AND STOCKHOLDERS'
  EQUITY
Interest-bearing deposits
    Savings and NOW accounts               12,120,552        64,856           2.15      11,964,371         61,993           2.10
    Money market accounts                  10,791,758        62,199           2.31      10,906,396         59,622           2.22
    Other consumer time                    16,462,456       171,773           4.19      16,663,990        172,855           4.21
    Foreign                                 1,327,343        14,088           4.26         834,297          7,569           3.68
    Other time                              1,567,754        20,266           5.19       1,515,325         16,645           4.45

          Total interest-bearing deposits  42,269,863       333,182           3.16      41,884,379        318,684           3.09
Federal funds purchased and securities
    sold under repurchase agreements        7,511,271        77,201           4.12       7,109,922         65,895           3.76
Commercial paper                              702,645         7,089           4.05         321,628          2,277           2.87
Other short-term borrowings                 1,486,748        18,739           5.05       1,162,345         10,932           3.82
Long-term debt                              3,138,257        47,702           6.08       3,148,942         38,215           4.85
          Total interest-bearing
              liabilities                  55,108,784       483,913           3.52      53,627,216        436,003           3.29

Noninterest-bearing deposits               10,067,077                                   10,072,065
Other liabilities                           1,344,882                                    1,301,135
Stockholders' equity                        5,305,257                                    5,343,092
          Total liabilities and
             stockholders' equity         $71,826,000                                 $ 70,343,508

Interest income and rate earned           $               1,258,918         7.76 %                    $ 1,186,412         7.59 %
Interest expense and rate paid                              483,913           2.98                        436,003           2.80

Net interest income and margin            $                 775,005         4.78 %                    $   750,409         4.79 %

    (a) Yields related to securities and loans exempt from both federal and state income taxes, federal income taxes only or state income taxes only are stated on a fully tax-equivalent basis. They are reduced by the nondeductible portion of interest expense, assuming a federal income tax rate of 35 percent; a North Carolina state tax rate of 7.8275 percent in 1994 and 7.905 percent in 1993; a Georgia and Tennessee state tax rate of 6 percent; a South Carolina state tax rate of 4.5 percent; a Florida state tax rate of 5.5 percent; a Maryland state tax rate of 7 percent; and a Washington, D.C. tax rate of 10.25 percent.


                    FOURTH QUARTER 1993               THIRD QUARTER 1993                      SECOND QUARTER 1993
              Interest        Average                       Interest        Average                   Interest        Average
   Average    Income/          Rates         Average        Income/          Rates       Average      Income/          Rates
   Balances   Expense    Earned/Paid        Balances        Expense    Earned/Paid      Balances      Expense    Earned/Paid

$   677,135     5,313         3.11 %    $    320,216          2,903         3.60 %     $  399,424       6,172         6.20 %

    475,184     3,508         2.93           491,070          3,737         3.02          553,725       4,499         3.26
  1,988,989    19,843         3.96           674,439          8,259         4.86          546,402       7,245         5.32
  6,774,551    87,643         5.16         7,597,882         92,020         4.82        7,240,340      90,582         5.01

  6,166,830    88,791         5.76         6,829,166        104,859         6.14        6,194,022      99,996         6.46
  1,190,980    33,853        11.37         1,126,833         33,454        11.88        1,010,869      29,750        11.77

  7,357,810   122,644         6.67         7,955,999        138,313         6.95        7,204,891     129,746         7.20



 12,687,322   238,745         7.47        12,147,950        236,030         7.71       11,213,249     231,304         8.27

  2,051,496    32,918         6.37         2,085,368         32,207         6.13        2,093,808      27,838         5.33
  5,421,146   100,908         7.39         5,576,267        103,496         7.37        5,185,385      96,239         7.44
    589,613    14,601         9.91           504,764         13,259        10.51          506,826      13,480        10.64
    343,753     3,997         4.61           268,662          3,338         4.93          212,799       2,764         5.21

 21,093,330   391,169         7.36        20,583,011        388,330         7.49       19,212,067     371,625         7.76

 11,625,424   214,819         7.39        11,501,250        215,493         7.49       10,259,324     201,500         7.86
 13,502,979   351,735        10.39        13,443,492        350,209        10.39       12,229,288     325,804        10.67

 25,128,403   566,554         9.00        24,944,742        565,702         9.06       22,488,612     527,304         9.38

 46,221,733   957,723         8.25        45,527,753        954,032         8.35       41,700,679     898,929         8.64

 63,495,402 1,196,674         7.51        62,567,359      1,199,264         7.64       57,645,461   1,137,173         7.90

  3,748,206                                3,359,195                                    3,215,118
  4,943,044                                5,535,224                                    4,570,557

$72,186,652                            $ 71,461,778                                 $ 65,431,136




 11,603,921    62,683        2.14        11,303,281         62,306         2.19        9,887,786       54,879         2.23
 10,933,617    63,140        2.29        10,566,722         60,390         2.27        9,885,606       55,391         2.25
 17,299,925   185,970        4.26        18,412,561        200,087         4.31       17,170,942      184,279         4.30
    702,989     5,975        3.37           581,585          4,968         3.39          779,967        6,661         3.43
  1,655,928    18,912        4.53         1,760,681         20,060         4.52        1,463,190       15,472         4.24

 42,196,380   336,680        3.17        42,624,830        347,811         3.24       39,187,491      316,682         3.24

  8,368,019    75,420        3.58         7,492,596         68,273         3.62        6,813,985       65,583         3.86
    319,744     1,725        2.14           297,781          1,774         2.36          367,876        3,147         3.43
    766,080     6,800        3.52         1,041,294         12,731         4.85          715,723        5,991         3.36
  3,225,556    42,769        5.30         3,082,522         39,902         5.18        2,848,098       37,584         5.29

 54,875,779   463,394        3.35        54,539,023        470,491         3.42       49,933,173      428,987         3.45

 10,609,800                              10,067,212                                    9,079,037
  1,573,144                               1,913,959                                    1,686,281
  5,127,929                               4,941,584                                    4,732,645

$72,186,652                            $ 71,461,778                                 $ 65,431,136


              $1,196,674       7.51 %                   $ 1,199,264         7.64 %                  $ 1,137,173        7.90 %
                 463,394       2.90                         470,491         2.99                        428,987        2.98

              $  733,280       4.61 %                   $   728,773         4.65 %                  $   708,186        4.92 %

    (b) The loan averages include loans on which the accrual of interest has been discontinued and are stated net of unearned income. Additionally, certain loan averages and related amounts for the first quarter of 1994 have been reclassified to conform with summary presentation for the second quarter of 1994.

FIRST UNION CORPORATION AND SUBSIDIARIES

NET INTEREST INCOME SUMMARIES


                                                        SIX MONTHS 1994                             SIX MONTHS 1993

                                                            INTEREST       AVERAGE                        Interest      Average
                                               AVERAGE       INCOME/        RATES           Average        Income/       Rates
(In thousands)                                BALANCES       EXPENSE    EARNED/PAID        Balances        Expense    Earned/Paid
ASSETS
Interest-bearing bank balances             $   737,293        18,656         5.10 %    $    542,869         13,106         4.87 %
Federal funds sold and securities
    purchased under resale agreements        1,241,844        19,902         3.23           591,808          9,524         3.25
Trading account assets (a)                     916,586        25,200         5.54           489,089         12,744         5.25
Securities available for sale (a)           11,567,892       304,022         5.27         6,633,331        167,788         5.08
Investment securities (a)
    U.S. Government and other                1,399,821        46,884         6.70         6,126,160        201,987         6.59
    State, county and municipal              1,294,916        74,749        11.54         1,010,700         60,459        11.96

           Total investment securities       2,694,737       121,633         9.03         7,136,860        262,446         7.35
Loans (a) (b)
    Commercial
        Commercial, financial and
           agricultural                     13,265,962       543,310         8.26        11,056,214        451,176         8.23
        Real estate - construction and
           other                             1,560,175        56,422         7.29         2,099,113         59,564         5.72
        Real estate - mortgage               5,791,515       215,875         7.51         5,165,165        195,267         7.62
        Lease financing                        579,854        27,004         9.31           515,629         27,333        10.60
        Foreign                                379,081         8,257         4.39           220,883          5,605         5.12

           Total commercial                 21,576,587       850,868         7.95        19,057,004        738,945         7.82
    Retail
        Real estate-mortgage                13,378,825       487,791         7.29        10,211,513        409,121         8.01
        Installment loans to individuals    11,819,591       617,258        10.48        12,082,378        647,488        10.74

           Total retail                     25,198,416     1,105,049         8.79        22,293,891      1,056,609         9.49

           Total loans                      46,775,003     1,955,917         8.40        41,350,895      1,795,554         8.72

           Total earning assets             63,933,355     2,445,330         7.68        56,744,852      2,261,162         8.00

Cash and due from banks                      2,947,527                                    3,124,760
Other assets                                 4,207,967                                    4,446,910

           Total assets                    $71,088,849                                 $ 64,316,522

LIABILITIES AND STOCKHOLDERS'
  EQUITY
Interest-bearing deposits
    Savings and NOW accounts                12,042,894       126,849         2.12         9,665,717        107,243         2.24
    Money market accounts                   10,848,760       121,821         2.26         9,884,384        108,871         2.22
    Other consumer time                     16,562,666       344,628         4.20        17,327,456        375,565         4.37
    Foreign                                  1,082,182        21,657         4.04           509,804          9,962         3.94
    Other time                               1,541,684        36,911         4.83         1,591,386         37,126         4.70

           Total interest-bearing deposits  42,078,186       651,866         3.12        38,978,747        638,767         3.30
Federal funds purchased and securities
    sold under repurchase agreements         7,311,705       143,096         3.95         6,487,203        124,060         3.86
Commercial paper                               513,189         9,366         3.68           334,066          4,855         2.93
Other short-term borrowings                  1,325,443        29,671         4.51           692,732         11,714         3.41
Long-term debt                               3,143,570        85,917         5.47         2,856,637         77,158         5.40
          Total interest-bearing
             liabilities                    54,372,093       919,916         3.41        49,349,385        856,554         3.50

Noninterest-bearing deposits                10,069,557                                    8,728,398
Other liabilities                            1,323,129                                    1,597,939
Stockholders' equity                         5,324,070                                    4,640,800
         Total liabilities and
            stockholders' equity           $71,088,849                                 $ 64,316,522

Interest income and rate earned                           $2,445,330         7.68 %                    $ 2,261,162         8.00 %
Interest expense and rate paid                               919,916         2.90                          856,554         3.04

Net interest income and margin                            $1,525,414         4.78 %                    $ 1,404,608         4.96 %

    (a) Yields related to securities and loans exempt from both federal and state income taxes, federal income taxes only or state income taxes only are stated on a fully tax-equivalent basis. They are reduced by the nondeductible portion of interest expense, assuming a federal income tax rate of 35 percent; a North Carolina state tax rate of 7.8275 percent in 1994 and 7.905 percent in 1993; a Georgia and Tennessee state tax rate of 6 percent; a South Carolina state tax rate of 4.5 percent; a Florida state tax rate of 5.5 percent; a state tax rate of 7 percent; and a Washington, DC tax rate of 10.25 percent .


            YEAR ENDED 1993                          NINE MONTHS 1993

               Interest     Average                           Interest      Average
    Average     Income/      Rates             Average         Income/      Rates
   Balances     Expense    Earned/Paid         Balances       Expense    Earned/Paid
   $ 520,591      21,321     4.10%          $    467,835         16,008     4.57%

     537,021      16,770     3.12                557,860         13,262     3.18
     913,864      40,846     4.47                551,551         21,003     5.09
   6,912,046     347,451     5.03              6,958,382        259,808     4.99

   6,313,607     395,637     6.27              6,363,071        306,846     6.43
   1,085,412     127,766    11.77              1,049,836         93,913    11.93

   7,399,019     523,403     7.07              7,412,907        400,759     7.21

  11,742,520     925,951     7.89             11,424,125        687,206     8.04

   2,083,646     124,689     5.98              2,094,481         91,771     5.86
   5,333,306     399,671     7.49              5,303,705        298,763     7.53
     531,539      55,193    10.38                511,968         40,592    10.57
     263,896      12,940     4.90                236,984          8,943     5.05

  19,954,907   1,518,444     7.61             19,571,263      1,127,275     7.70

  10,892,980     839,434     7.71             10,646,150        624,615     7.82
  12,783,523   1,349,431    10.56             12,541,068        997,696    10.62

  23,676,503   2,188,865     9.24             23,187,218      1,622,311     9.33

  43,631,410   3,707,309     8.50             42,758,481      2,749,586     8.59

  59,913,951   4,657,100     7.77             58,707,016      3,460,426     7.87

   3,340,993                                   3,203,764
   4,846,278                                   4,813,667

$ 68,101,222                                $ 66,724,447


  10,567,006     232,231     2.20             10,217,570        169,547     2.22
  10,320,835     232,402     2.25             10,114,330        169,262     2.24
  17,594,023     761,623     4.33             17,693,132        575,653     4.35
     576,590      20,905     3.63                533,994         14,930     3.74
   1,650,325      76,097     4.61              1,648,437         57,186     4.64

  40,708,779   1,323,258     3.25             40,207,463        986,578     3.28

   7,214,686     267,751     3.71              6,826,017        192,328     3.77
     321,310       8,356     2.60                321,838          6,629     2.75
     799,077      31,245     3.91                810,196         24,450     4.03
   3,006,560     159,829     5.32              2,932,760        117,060     5.32

  52,050,412   1,790,439     3.44             51,098,274      1,327,045     3.47

   9,540,069                                   9,179,573
   1,671,344                                   1,704,437
   4,839,397                                   4,742,163

$ 68,101,222                                $ 66,724,447

             $ 4,657,100     7.77%                          $ 3,460,426     7.87%
               1,790,439     2.99                             1,327,045     3.02

             $ 2,866,661     4.78%                          $ 2,133,381     4.85%

 (b) The loan averages include loans on which the accrual of interest has been discontinued and are stated net of unearned income.

FIRST UNION CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

                                                                      1994                                 1993
                                                             SECOND          First         Fourth          Third         Second
(In thousands except per share data)                         QUARTER        Quarter        Quarter        Quarter        Quarter

ASSETS
Cash and due from banks                                 $  2,809,958      3,054,037      3,351,963      2,790,443      3,210,877
Interest-bearing bank balances                             1,387,532        799,569        712,153        587,506        256,230
Federal funds sold and securities
  purchased under resale agreements                        1,909,486      1,438,561        351,754        319,012      2,433,874

             Total cash and cash equivalents               6,106,976      5,292,167      4,415,870      3,696,961      5,900,981

Trading account assets                                       933,011        820,876        652,470      2,286,061        565,347
Securities available for sale                              9,709,341     12,665,905     11,744,942      5,944,236      6,344,036
Investment securities                                      2,995,102      2,539,647      2,692,476      8,100,384      7,853,423
Loans, net of unearned income                             48,925,495     46,732,424     46,876,177     46,224,944     45,902,305
  Allowance for loan losses                               (1,007,839)    (1,014,001)    (1,020,191)    (1,029,162)    (1,036,539)

             Loans, net                                   47,917,656     45,718,423     45,855,986     45,195,782     44,865,766

Premises and equipment                                     1,518,171      1,535,383      1,524,855      1,490,690      1,500,088
Due from customers on acceptances                             94,535        220,698        246,095        150,448        168,231
Mortgage servicing rights                                     79,826         82,102         87,350         94,432        124,726
Credit card premium                                           67,524         71,538         75,588         79,893         73,836
Other intangible assets                                      916,606        954,311        978,312      1,007,806      1,022,803
Southeast segregated assets                                  270,353        306,929        347,202        388,306        438,736
Other assets                                               1,995,300      2,040,394      2,165,823      2,953,088      3,100,966

             Total assets                               $ 72,604,401     72,248,373     70,786,969     71,388,087     71,958,939

LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits
  Noninterest-bearing deposits                            10,207,807     10,428,019     10,861,207     10,245,808     10,186,909
  Interest-bearing deposits                               43,564,453     41,659,772     42,881,204     42,689,606     45,249,962

             Total deposits                               53,772,260     52,087,791     53,742,411     52,935,414     55,436,871
Short-term borrowings                                      8,959,378     10,058,342      7,254,178      8,210,812      6,720,792
Bank acceptances outstanding                                  94,535        220,698        246,095        150,448        168,231
Other liabilities                                          1,260,203      1,450,652      1,274,716      1,897,743      1,974,808
Long-term debt                                             3,129,444      3,154,830      3,061,944      3,137,152      2,791,620

             Total liabilities                            67,215,820     66,972,313     65,579,344     66,331,569     67,092,322

STOCKHOLDERS' EQUITY
Preferred stock
  Class A, authorized 40,000,000 shares
    Series A, 11% cumulative perpetual;
      $25.00 stated and liquidation value                          -              -              -              -              -
    Series A, $2.50 cumulative convertible;
      no-par value; $25.00 stated and
      liquidation value                                            -              -              -              -              -
    Series B, none issued                                          -              -              -              -              -
  Series 1990 cumulative perpetual
    adjustable rate, no par value;
    $5.00 liquidation value;
    authorized 10,000,000 shares                              31,592         31,592         31,592         31,592         31,592
Common stock, $3.33-1/3 par value;
  authorized 750,000,000 shares                              575,989        564,812        567,791        565,236        560,138
Paid-in capital                                            1,576,872      1,555,938      1,591,275      1,564,495      1,501,274
Retained earnings                                          3,327,793      3,165,544      3,016,967      2,895,195      2,773,613
Unrealized loss on debt and equity securities               (123,665)       (41,826)             -              -              -

             Total stockholders' equity                    5,388,581      5,276,060      5,207,625      5,056,518      4,866,617

             Total liabilities and
               stockholders' equity                     $ 72,604,401     72,248,373     70,786,969     71,388,087     71,958,939

MEMORANDA
Securities available for sale-amortized cost            $  9,907,974     12,731,630              -              -              -
Securities available for sale-market value                 9,709,341     12,665,905     11,884,385      6,024,087      6,416,169
Investment securities-market value                         3,104,804      2,696,736      2,931,139      8,414,741      8,157,663
Common stockholders' equity, net of unrealized loss
  on debt and equity securities                         $  5,228,205      5,033,846      4,923,584      4,772,478      4,582,576
Preferred shares outstanding                               6,318,350      6,318,350      6,318,350      6,318,350      6,318,350
Common shares outstanding                                172,796,786    169,443,814    170,337,619    169,573,982    168,041,506

FIRST UNION CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME


                                                      Three Months Ended            Six Months Ended

                                                           June  30,                    June  30,

(In thousands except per share data)                  1994            1993           1994           1993
INTEREST INCOME
Interest and fees on loans                       $   999,611         893,699      1,945,762      1,784,920
Interest and dividends on securities
   available for sale                                147,755          83,578        295,313        154,120
Interest and dividends on investment securities:
       Taxable income                                 26,632          98,856         45,461        199,573
       Non-taxable income                             24,341          19,701         48,951         40,009
Trading account interest                              13,377           6,778         23,769         11,933
Other interest income                                 23,490          10,671         38,558         22,630

            Total interest income                  1,235,206       1,113,283      2,397,814      2,213,185

INTEREST EXPENSE
Interest on deposits                                 333,182         316,682        651,866        638,767
Interest on short-term borrowings                    103,029          74,721        182,133        140,629
Interest on long-term debt                            47,702          37,584         85,917         77,158

            Total interest expense                   483,913         428,987        919,916        856,554

Net interest income                                  751,293         684,296      1,477,898      1,356,631
Provision for loan losses                             25,000          61,450         50,000        121,779
Net interest income after
   provision for loan losses                         726,293         622,846      1,427,898      1,234,852

NONINTEREST INCOME
Trading account profits                               10,247          10,141         17,570         15,780
Service charges on deposit accounts                  107,083          97,894        215,105        195,106
Mortgage banking income                               12,239          35,351         31,660         73,839
Capital management income                             50,380          51,814        101,329        102,209
Securities available for sale transactions            (2,935)          1,505          1,365         18,821
Investment security transactions                         694           3,571          1,309          3,571
Merchant discounts                                    15,283          13,207         29,644         27,647
Insurance commissions                                 10,705          11,648         20,695         21,913
Sundry income                                         70,074          85,301        135,789        122,867

             Total noninterest income                273,770         310,432        554,466        581,753

NONINTEREST EXPENSE
Personnel expense                                    312,718         269,543        622,358        541,240
Occupancy                                             56,881          51,830        117,268        103,631
Equipment rentals, depreciation
  and maintenance                                     52,436          41,977        109,140         87,620
Postage, printing and supplies                        23,910          22,699         49,192         42,023
FDIC insurance                                        30,155          28,510         60,094         56,916
Owned real estate expense                              4,908          10,509         10,204         20,332
Amortization                                          32,355          52,264         68,733        107,040
Sundry                                               137,857         113,710        254,072        210,535

             Total noninterest expense               651,220         591,042      1,291,061      1,169,337

Income before income taxes                           348,843         342,236        691,303        647,268
Income taxes                                         119,223         115,465        239,224        220,505

             Net income                              229,620         226,771        452,079        426,763
Dividends on preferred stock                           6,201           6,167         11,927         13,171
             Net income applicable to
                common stockholders              $   223,419         220,604        440,152        413,592

PER COMMON SHARE DATA
  Net income                                     $      1.32            1.32           2.59           2.49
  Cash dividends                                 $       .40             .35            .80            .70
Average common shares                            169,779,057     166,972,413    169,688,932    166,122,414

FIRST UNION CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                Six Months Ended
                                                                    June 30,

(In thousands)                                                  1994             1993


OPERATING ACTIVITIES
Net income                                                   $   452,079         426,763
Adjustments to reconcile net income to net cash provided
  (used)
  by operating activities
     Accretion and amortization of securities
       discounts and premiums, net                                18,576         (25,820)
     Provision for loan losses                                    50,000         121,779
     Provision for foreclosed properties                           4,704          16,082
     Gain on sale of mortgage servicing rights                         -            (474)
     Securities available for sale transactions                   (1,365)        (18,821)
     Investment security transactions                             (1,309)         (3,571)
     Depreciation and amortization                               153,466         177,441
     Trading account assets, net                                (280,541)       (396,079)
     Mortgage loans held for resale                              736,076        (160,820)
     Gain on sales of premises and equipment                          71           1,643
     Gain on sale of First  American segregated
       assets                                                    (34,999)              -
     Other assets, net                                           378,157         (67,867)
     Other liabilities, net                                      (17,591)       (105,553)

            Net cash provided (used) by
              operating activities                             1,457,324         (35,297)

INVESTING ACTIVITIES
Increase (decrease) in cash realized from
     Sales of securities available for sale                    7,388,888       5,704,461
     Maturities of securities available for sale               1,927,771       1,287,185
     Purchases of securities available for sale               (7,478,317)     (5,907,612)
     Sales of investment securities                               16,500         200,024
     Maturities of investment securities                         304,877         955,646
     Purchases of investment securities                         (639,652)     (2,242,802)
     Origination of loans, net                                (2,651,142)        454,358
     Sales of premises and equipment                              71,045           6,237
     Purchases of premises and equipment                        (141,627)        (81,991)
     Sales of mortgage servicing rights                                -             801
     Purchases of mortgage servicing rights                       (5,755)         (6,030)
     Other intangible assets, net                                 17,900         277,594
     Purchase of banking organizations, net of
       acquired
       cash equivalents                                          100,853        (231,435)

            Net cash provided (used) by investing
              activities                                      (1,088,659)        416,436

FINANCING ACTIVITIES
Increase (decrease) in cash realized from
     Sales of deposits, net                                     (238,843)          5,668
     Securities sold under repurchase agreements
        and other short-term borrowings, net                   1,699,301         556,596
     Issuances of long-term debt                                 143,882         447,220
     Payments of long-term debt                                  (82,609)       (834,013)
     Sales of common stock                                        45,739         103,771
     Purchases of preferred stock                                      -            (193)
     Purchases of common stock                                   (97,582)         (1,783)
     Cash dividends paid                                        (147,447)       (121,347)

            Net cash provided by
              financing activities                             1,322,441         155,919

            Increase in cash and
              cash equivalents                                 1,691,106         537,058

            Cash and cash equivalents,
              beginning of period                              4,415,870       5,363,923

            Cash and cash equivalents, end of
              period                                         $ 6,106,976       5,900,981

NONCASH ITEMS
      Increase in foreclosed properties                      $    10,815          45,704
      Effect of an unrealized loss on debt and
        equity securities included in
           Securities available for sale                         198,633               -
           Other assets (deferred income taxes)              $    74,968               -
